Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

CRC HEALTH CORPORATION,

HABIT HOLDINGS, INC.,

THE HOLDERS OF SECURITIES OF HABIT HOLDINGS, INC.

LISTED ON ANNEX I HERETO

AND

THE STOCKHOLDER REPRESENTATIVE COMMITTEE NAMED HEREIN

Dated as of November 8, 2013

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EXHIBITS

EXHIBIT

A	Closing Balance Sheet Methodology
B	Form of Escrow Agreement
C	Form of Opinion of Counsel
ANNEXES
ANNEX

I	List of Shareholders and Optionholders
II	Net Working Capital Calculation Schedule
SCHEDULES
SCHEDULE

2.05(a)	Company Stock Plans and Options
3.01	Organization
3.03	Authorization of Governmental Authorities
3.04	Buyer Noncontravention
3.05	Capitalization of the Acquired Companies
3.06(a)	Financial Statements
3.06(b)	GAAP Compliance
3.06(c)	Absence of Undisclosed Liabilities
3.06(e)	Bank Accounts
3.07	Absence of Certain Developments
3.08	Debt and Guarantees
3.09(a)	Ownership of Assets
3.09(d)	Investments
3.10(a)	Leased Real Property
3.10(c)	Use and Possession of Leased Real Property
3.10(d) 3.11(a)	Lowell Relocation Leasehold Improvements Company Technology and Company Intellectual Property Rights
3.11(b)	Infringement of Intellectual Property Rights
3.11(c)	Scheduled Intellectual Property Rights
3.11(d)	IP Contracts
3.11(e)	Title to Company Technology and Company Intellectual Property Rights
3.11(f)	Confidentiality and Invention Assignments
3.12(a)(i)	Legal Compliance
3.12(c)	Permits
3.12(d)	Accreditation
3.14	Employee Benefit Plans
3.15	Environmental Matters
3.16	Contracts
3.17	Related Party Transactions

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3.18(a)	Labor Matters
3.18(b)	Employment Practices
3.18(c)	Employees
3.18(d)	Workers’ Compensation
3.19(a)	Litigation
3.19(b)	Governmental Orders
3.20	Insurance
4.03	Authorization of Governmental Authorities
4.04	Seller Noncontravention
4.05	Title
5.03	Authorization of Governmental Authorities
5.04	Buyer Noncontravention
5.07	Buyer Litigation
6.02(a)	Conduct of Business
6.02(b)	Exceptions to Conduct of Business
6.02(b)(viii)	Capital Expenditure Budget
7.08	Third Party Consents
7.09	Employment Agreements
7.10	Cancellation of Certain Agreements

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of November 8, 2013 by and among CRC Health Corporation, a Delaware corporation (“Buyer”), Habit Holdings, Inc., a Delaware corporation (the “Company”), each of the holders of outstanding shares of capital stock of the Company and outstanding options to purchase capital stock of the Company listed on Schedule I hereto (respectively, the “Shareholders,” and “Optionholders,” and, collectively, the “Sellers”), and Christopher Grant, Jr. and Thomas Magaraci, acting in each case solely in his capacity as a member of the Stockholder Representative Committee referred to herein.

RECITALS

WHEREAS, the Shareholders own all of the outstanding shares of Common Stock, par value $0.001 per share, of the Company (such common stock being referred to herein as the “Common Stock” and such outstanding common shares being referred to herein as the “Common Shares”) and all of the outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (such preferred stock being referred to herein as the “Convertible Preferred Stock” and such outstanding preferred shares being referred to herein as the “Convertible Preferred Shares”) and Series A Redeemable Preferred Stock, par value $0.001 per share, of the Company (such preferred stock being referred to herein as the “Redeemable Preferred Stock” and such outstanding preferred shares being referred to herein as the “Redeemable Preferred Shares” and, together with the Common Shares and Convertible Preferred Shares, the “Shares”);

WHEREAS, the Optionholders own all of the issued and outstanding options to acquire Common Stock (the “Options”);

WHEREAS, the Shares and Options (collectively, the “Securities”) together constitute all of the outstanding Equity Interests (as defined below) in the Company;

WHEREAS, Buyer desires to purchase from the Shareholders and the Shareholders desire to sell to Buyer, at the Closing (as defined below) all of the Shares upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties further desire that all of the Options be cancelled at the Closing and, in consideration of such cancellation, the holders of such Options shall receive the amounts provided for herein, all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

Section 1.01. Definitions. In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

“1933 Act” means the Securities Act of 1933, as amended.

“Accounting Principles” means GAAP as in effect on the Most Recent Balance Sheet Date and, to the extent consistent with GAAP, using the same accounting methods, principles, practices, procedures and estimation methodologies as those utilized in the preparation of the Net Working Capital Calculation Schedule and in the preparation of the Most Recent Balance Sheet including those set forth on Exhibit A.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Action” means any claim, action, suit, litigation, arbitration, assessment or audit related to violations or non-compliance with billing standards or regulations, assessment or audit related to any actual or alleged violation of the False Claims Act (31 U.S.C. Section 3729-33), demand, investigation, complaint or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person.

“Ancillary Agreements” means the Escrow Agreement.

“Business” means the medication assisted treatment in outpatient facilities to individuals addicted to opiates business as currently conducted by the Acquired Companies.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, NY are authorized or required to be closed.

“Buyer’s Knowledge,” “Knowledge of Buyer” and similar formulations mean that one or more of R. Andrew Eckert, LeAnn Stewart, Jerome Rhodes and Pam Burke has actual knowledge of the fact or other matter at issue.

“Cash” means cash and cash equivalents, including marketable securities, short term investments and certificates of deposit (whether or not pledged as collateral) calculated in accordance with GAAP. “Cash” shall not include restricted balances.

“Change of Control Payment” means (a) any bonus, severance or other payment or other form of compensation that is created, vests, accrues or becomes payable by any Acquired Company to any present or former director, stockholder, employee or consultant thereof (or the estate or other successor in interest of any such person), including pursuant to any employment agreement, benefit plan or any other Contractual Obligation, including any Taxes payable by an Acquired Company on or as a result of any such payment (other than (i) amounts withheld from payments in respect of the Securities under or as described in Article II of this Agreement and treated as having been paid to the Sellers pursuant to Section 2.04 and (ii) any Liabilities incurred as a result of a Retained Employee’s termination of employment or termination of any director or consulting arrangement, in each case by an Acquired Company, Buyer or its Affiliates after the Closing Date), (b) any Liabilities created or that accrue, vest or become payable by any Acquired Company or the Buyer or its Affiliates to any present or former employee or consultant of an Acquired Company who is not offered continued employment or consulting arrangements with the Buyer or its Affiliates on or after the Closing Date (including, without limitation, the Identified Employees and with respect to any related Contractual Obligations, as specified on Schedule 7.10 as delivered pursuant to Section 6.14), and (c) any Liabilities created or that accrue, vest or become payable by any Acquired Company or the Buyer or its Affiliates arising from or relating to the termination of the Winchester Lease, if applicable, and any related Contractual Obligations in accordance with Section 6.14 and Section 7.10, in the case of each of (a) and (b), solely as a result of, or in connection with, the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions. For avoidance of doubt, Change of Control Payments shall not include any payments or Liabilities arising under any of the employment agreements executed pursuant to Section 7.09.

“Closing Cash Amount” means the amount of Cash of the Acquired Companies as of immediately prior to the Closing.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Debt Amount” means the amount of Debt of the Acquired Companies as of immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Acquired Companies or used by the Acquired Companies in connection with the Business, including all Intellectual Property Rights in and to Company Technology.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of Thomas Magaraci, Richard Keefe or Vincent Apruzzese has actual knowledge of the fact or other matter at issue.

“Company Technology” means any and all Technology used in connection with the Business.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by an Acquired Company to or for the benefit of such Person.

“Confidentiality Agreement” means the Confidentiality Agreement dated April 9, 2013, as amended, by and between the Subsidiary of the Company and CRC Health Group.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the purchase and sale of the Shares, the cancellation of the Options and the other transactions described in the recitals to this Agreement and (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Debt” means, with respect to any Person, and without duplication, all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) for the capitalized liability under all capital leases of such Person (determined in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such Contractual Obligation is terminated at the Closing, and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“EBITDA” means for any period (without duplication), the amount equal to (i) net income plus (ii) to the extent deducted in calculating such net income, the sum of (a) interest expense plus (b) income tax expense plus (c) depreciation and amortization from continuing operations plus (d) non-recurring expenses relating to the Lowell Relocation.

“Employee Plan” means any plan, program, policy, arrangement or Contractual Obligation, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, severance, welfare-benefit, reimbursement, bonus, profit-sharing, incentive or fringe-benefit plan, program or arrangement.

“Encumbrance” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning provided in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, the Stockholder Representative Committee and the Escrow Agent substantially in the form of Exhibit B.

“Escrow Amount” means $5,800,000.00.

“Facilities” means any buildings, plants, improvements or structures located on the Leased Real Property.

“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

“Financing Sources” means the Lender and any other financial institution that may become a party to the Debt Commitment Letter, together with their respective Affiliates and their respective former, current and future direct or indirect officers, employees, directors, general or limited partners, members, controlling parties, advisors, agents and representatives and the respective successors and assigns of any of the foregoing.

“Fundamental Representations” means Sections 3.01(a), 3.02(a), 3.04(b)(ii), 3.05, 3.22, 4.01, 4.02, 4.05 and 4.06 of this Agreement.

“Fully-Diluted Common Share Number” means the total number of issued and outstanding shares of Common Stock at the time of the Closing calculated on a fully diluted basis assuming conversion of all issued and outstanding Convertible Preferred Stock and the exercise in full of all “in the money” Options that are outstanding at such time, whether vested or unvested.

“FY 2013 Audited Financial Statements” means the audited consolidated balance sheet of the Acquired Companies as of December 31, 2013 and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Acquired Companies for the fiscal year then ended, accompanied by any notes thereto and the report of the Company’s independent accountants with respect thereto. For purposes of this definition, “Acquired Companies” shall not include Winchester.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other Liabilities of such partnership or venture.

“Hazardous Substance” means any petroleum or any pollutant, contaminant or toxic or hazardous material (including toxic mold), substance or waste which may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

“Healthcare Laws” means any and all applicable laws relating to the regulation of the healthcare industry, including clinical laboratories, or to payment for items or services rendered, provided, dispensed or furnished by healthcare providers or suppliers including, without limitation, the following: (i) the federal Medicare and Medicaid statutes (42 U.S.C. Section 1395 et seq.), including, without limitation, the Medicare Advantage program statutes (42 U.S.C. Section 1395w-21 et seq.) and the Medicare prescription drug benefit program (42 U.S.C. Section 1395w- 101 et seq.), (ii) the federal physician self-referral Law (42 U.S.C. Section 1395nn), (iii) 42 U.S.C. Sections 1320a-7 and 1320 a-7a (Exclusion Authority and Civil Monetary Penalties), (iv) the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b), (v) the federal False Claims Act (31 U.S.C. Section 3729-33), (vi) any federal or state prohibition on the defrauding or making of or causing the defrauding or making of any false claim to any Third Party Payor or any Governmental Authority that administers a federal or state health care program (including Medicare, Medicaid and state Medicaid Waiver Programs, and TRICARE), (vii) all state physician self-referral prohibitions, state anti-kickback Laws, illegal remuneration Laws, and Laws mandating that services be furnished pursuant to an order from a healthcare practitioner authorized by state Law to order such services on behalf of patients, (viii) all federal and state Laws pertaining to the confidentiality, privacy or security of protected health information (i.e., individually identifiable health information), including the Health Insurance Portability and Accountability Act of 1996 as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (Pub. Law 111- 005), and, to the extent applicable, the Identity Theft Red Flags Rule (16 Code of Federal Regulations Part 681) and Title V of the Gramm- Leach-Bliley Act (Pub. Law 106-102), and (ix) the Deficit Reduction Act of 2005, Public Law 109-171 (42 U.S.C. Section 1396a(a)(68)), and (xi) the Patient Protection and Affordable Care Act of 2010 (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and, with respect to each of the above, all applicable ordinances, rules, regulations, requirements, orders, administrative manuals and guidance issued thereunder that have the effect of being a Legal Requirement.

“Healthcare Representative” means, with respect to any Person, any director, officer, manager or employee of such Person.

“Identified Employees” means those employees, independent contractors and consultants of the Acquired Companies identified on Schedule 7.10 as delivered pursuant to Section 6.14.

“Indemnified Person” means, with respect to any Indemnity Claim, each Buyer Indemnified Person or Seller Indemnified Person asserting the Indemnity Claim (or on whose behalf the Indemnity Claim is asserted) under Section 10.01 or 10.02, as the case may be (it being understood that, as contemplated by Section 12.04, the Stockholder Representative Committee will be the sole and exclusive agent, representative and attorney-in-fact for each of the Sellers for all purposes of asserting Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof and controlling and otherwise making all decisions in connection with each Indemnity Claim brought on behalf of any Sellers under Section 10.02, and the term “Indemnified Person” shall mean the Stockholder Representative Committee to the extent that it is acting in such capacity on behalf of any Sellers).

“Indemnifying Party” means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim may be or has been asserted (it being understood that, without in any way limiting the Sellers’ payment and other obligations under any Contractual Obligation or Governmental Order arising out of, relating to, or resulting from any Indemnity Claim, as contemplated by Section 12.04, the Stockholder Representative Committee will be the sole and exclusive agent, representative and attorney-in-fact for each of the Sellers for all purposes of responding to and defending Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof, controlling and otherwise making all decisions on behalf of each of the Sellers in connection with each Indemnity Claim brought against any of the Sellers under Section 10.01, and the term “Indemnifying Party” shall mean the Stockholder Representative Committee when it is acting in such capacity on behalf of any or all of the Sellers).

“Indemnity Claim” means a claim for indemnity under Section 10.01 or 10.02, as the case may be.

“Individual Optionholder’s Closing Payment Amount” means, for each Optionholder, an amount equal to (a) minus (b) where (a) equals the aggregate amount payable to such Optionholder under Section 2.05(a) in respect of all Options held by such Optionholder at the time of the Closing (determined before taking into account any withholding thereon) and (b) equals the Escrow Amount multiplied by such Optionholder’s Pro Rata Percentage.

“Individual Shareholder’s Closing Payment Amount” means, for each Shareholder, an amount equal to (a) minus (b) where (a) equals the sum of (i) the number of Common Shares owned by such Seller at the time of the Closing multiplied by the Per Common Share Price estimated as provided in Section 2.06(b) plus (ii) the number of Convertible Preferred Shares owned by such Seller at the time of the Closing multiplied by the Per Convertible Preferred Share Price (as estimated pursuant to Section 2.06(b)) plus (iii) the number of Redeemable Preferred Shares owned by such Seller at the time of the Closing multiplied by the Per Redeemable Preferred Share Price and (b) equals the Escrow Amount multiplied by such Shareholder’s Pro Rata Percentage.

“Intellectual Property Rights” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, including:

(a) patents, copyrights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in Technology;

(b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c) domain names, rights of privacy and publicity, and moral rights;

(d) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing; and

(e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Legal Requirement” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, including Healthcare Laws, or any Governmental Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Losses” means with respect to claims brought pursuant to Section 10.01(a) and Section 10.02(a), any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a Third Party Claim.

“Lowell Location” means the Business currently being operated at 650 Suffolk Street, Lowell, MA 01854.

“Lowell Relocation” means the Acquired Companies’ obligation to relocate the Lowell Location to a new site(s) where both dosing and counseling can occur and receive all related authorizations, consents, waivers, approvals and permits required or advisable by Governmental Authorities (including, for the avoidance of doubt, the denial of any such authorizations, consents, waivers, approvals or permits).

“Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences with respect to which such phrase is used in this Agreement, has had or would reasonably be expected to have a material adverse effect on the business (including, for the avoidance of doubt, the Acquired Companies’ participation or certification in a Medical Reimbursement Program operated or financed by a Governmental Authority), operations, results of operations, properties, assets, licensure status, or condition (financial or otherwise) of the Acquired Companies, taken as a whole, other than the following: (i) events, changes, facts, conditions, circumstances or occurrences generally affecting the outpatient medication assisted treatment industry in the United States, (ii) events, changes, facts, conditions, circumstances or occurrences generally affecting the United States economy or the United States debt, credit or securities markets (including any decline in the price of any security or any market index), (iii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism or (iv) changes or proposed changes in GAAP (or interpretations thereof).

“Medical Reimbursement Program” means, collectively, health care programs operated by or financed in whole or in part by any Governmental Authority, and other private payers, including Blue Cross/Blue Shield and other private or commercial insurance companies or plans, managed care plans, health maintenance organizations, preferred provider organizations, alternative delivery systems, government contracting agencies and all other non-government funded third party payor programs in which the Acquired Companies participate.

“Net Working Capital” means, as of immediately prior to the Closing, the remainder of (a) the combined current assets of the Acquired Companies reflected in the line items included in the Net Working Capital Calculation Schedule minus (b) the combined current liabilities of the Acquired Companies reflected in the line items included in the Net Working Capital Calculation Schedule, in each case, calculated in accordance with the Accounting Principles; provided, that Net Working Capital shall not take into account the portions of any amounts reflected in the Closing Debt Amount, Closing Cash Amount or any accrued liabilities that constitute Seller Transaction Expenses.

“Net Working Capital Adjustment Amount” means the difference between (a) Net Working Capital and (b) the Net Working Capital Target.

“Net Working Capital Calculation Schedule” means the calculation of Net Working Capital attached as Annex II hereto.

“Net Working Capital Target” means negative one hundred ninety thousand dollars ($190,000).

“Opco, Inc.” means Habit Opco, Inc., a Delaware corporation.

“Option Closing Consideration” means the sum of the Individual Optionholder’s Closing Payment Amount for all Optionholders.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to amount, magnitude and frequency and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws or other governing documents of such Person, in each case, as amended or supplemented.

“Per Common Share Price” means the quotient obtained by dividing (a) the sum of the Purchase Price plus the aggregate exercise price of all “in-the-money” Options (whether vested or unvested) minus the Preferred Stock Redemption Amount by (b) the Fully-Diluted Common Share Number.

“Per Convertible Preferred Share Price” means, for each share of Convertible Preferred Stock outstanding at the time of the Closing, an amount equal to the product obtained by multiplying (1) 1 (one) by (2) Per Common Share Price.

“Per Redeemable Preferred Share Price” means, for each share of Redeemable Preferred Stock outstanding at the time of the Closing, $1.00 plus accrued but unpaid dividends through the Closing Date.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business the existence of which would not constitute an event of default under, or breach of, a Real Property Lease and the Liabilities of the Acquired Companies in respect of which are not overdue or otherwise in default, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Leased Real Property which are not violated in any material respect by the current use and operation of the Leased Real Property, (d) covenants, conditions, restrictions, easements, encumbrances (including, but not limited to, encumbrances securing landlord indebtedness, if any, related to any Leased Real Property) and other similar matters of record affecting title to but not adversely affecting the current occupancy or use of the Leased Real Property in any material respect and (e) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent the applicable Acquired Company is not in default under such lease or rental agreement).

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Preferred Stock Redemption Amount” means an amount equal to the number of shares of Redeemable Preferred Stock outstanding at the time of the Closing multiplied by the Per Redeemable Preferred Share Price.

“Pro Rata Percentage” means, with respect to each Shareholder and each Optionholder, the percentage set forth opposite the name of such Shareholder or Optionholder on Annex I hereto. The Pro Rata Percentage shall be determined separately with respect to any Seller’s Shares and such Seller’s Options.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Information” means (a) the Audited Financials (it being understood that Sellers shall use their commercially reasonable efforts to cause the FY 2013 Audited Financial Statements to be delivered by no later than March 28, 2014 if the Closing has not occurred by such date or as soon as reasonably practicable thereafter), (b) the Interim Financials (it being understood that the September Interim Financials shall be required to be delivered by no later than November 11, 2013) and (c) promptly following the Buyer’s request, any other customary information regarding the Acquired Companies as the Buyer may reasonably request in connection with structuring, arranging and syndicating the financing contemplated by the Debt Commitment Letter (including any New Commitment).

“Retained Employee” means each employee, independent contractor and consultant of each Acquired Company, other than the Identified Employees.

“Seller Transaction Expenses” means all costs, fees and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions to the extent such costs, fees and expenses are incurred, payable or reimbursable by any Acquired Company prior to Closing, including, the fees and expenses of Dentons US LLP and BDO USA, LLP and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred prior to the Closing and all Change of Control Payments, to the extent not otherwise paid prior to Closing.

“September Interim Financials” means the unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2013 and the related unaudited consolidated statement of income, cash flow and changes in stockholders’ equity of the Acquired Companies for the three months then ended. For purposes of this definition, “Acquired Companies” shall not include Winchester.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a)

owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the Board of Directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by Contractual Obligation or otherwise.

“Tax Contest” means any audit, action, suit, court proceeding, investigation, or other dispute or proceeding with respect to any Tax matter that affects any Acquired Company and any other Third Party Claim that relates to or arises with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code.

“Winchester” means Winchester Medical Center, LLC.

Section 1.02. Certain Matters of Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.

(c) Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including without limitation, (v) any reference to “$” or “dollars” means United States dollars and (vi) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.

(d) Disclosure in any Schedule shall qualify other representations in this Article Agreement but only to the extent it is reasonably apparent from a reading of the disclosure set forth on the face of such Schedule that such disclosure is applicable to such other representation.

ARTICLE II

PURCHASE AND SALE OF SHARES;

TREATMENT OF OPTIONS; CLOSING.

Section 2.01. Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each of the Sellers shall sell, transfer and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase from each of such Sellers, all of the outstanding Shares held by such Sellers.

Section 2.02. Purchase Price. The aggregate consideration for the purchase and sale of the Shares and the cancellation of all other Equity Interests in the Company at Closing will be equal to an amount in cash (such aggregate consideration, the “Purchase Price”) calculated as follows:

(a)	$58,000,000 (the “Base Purchase Price”);

(b)	plus the Closing Cash Amount;

(c)	less the Closing Debt Amount;

(d)	less the amount of any Seller Transaction Expenses not otherwise paid prior to the calculation of Net Working Capital;

(e)	plus the Net Working Capital Adjustment Amount (if Net Working Capital is greater than the Net Working Capital Target);

or

less the Net Working Capital Adjustment Amount (if Net Working Capital is less than the Net Working Capital Target).

The Purchase Price shall be subject to adjustment in accordance with Sections 2.06 and 2.07 and Article X and the terms and conditions of the Escrow Agreement.

Section 2.03. The Closing. The purchase and sale of the Shares (the “Closing”) shall take place at 10:00 a.m. at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, as promptly as practicable following, but in no event later than, the third Business Day following the satisfaction or waiver of each of the conditions set forth in Articles VII and VIII hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by the parties hereto (with the Stockholder Representative Committee acting for all the Sellers); provided, however that in no event shall the Buyer be obligated to consummate the Contemplated Transactions (x) at any time prior to the 45th day following the date hereof or (y) if the Closing has not occurred by March 28, 2014, at any time prior to the 5th Business Day following the date that the FY 2013 Audited Financial Statements are delivered to Buyer. Subject to the provisions of Article IX of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

Section 2.04. Closing Deliveries and Payments.

(a) Buyer Closing Deliveries and Payments. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall deliver or cause to be delivered at the Closing the following:

(i) to the Shareholders, an aggregate amount in cash equal to the Purchase Price (estimated as provided in Section 2.06(b) below) less the Escrow Amount less the Option Closing Consideration less the Committee Reimbursement Amount (as defined hereafter), with each Shareholder receiving, by wire transfer of immediately available funds to an account of such Shareholder designated in writing by the Stockholder Representative Committee to the Buyer with the Estimated Closing Statement (as defined hereafter), an amount in cash equal to such Individual Shareholder’s Closing Payment Amount;

(ii) to Opco, Inc. by wire transfer of immediately available funds, an amount in cash equal to the Option Closing Consideration (estimated as provided in Section 2.06(b) below), for prompt payment by Opco, Inc. to each Optionholder in an amount in cash equal to such Individual Optionholder’s Closing Payment Amount less applicable Tax withholding;

(iii) to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount; and

(iv) to the Stockholder Representative Committee to be held by the Stockholder Representative Committee for the payment of expenses incurred by the Stockholder Representative Committee in performing its duties pursuant to this Agreement, by wire transfer of immediately available funds, $250,000 (the “Committee Reimbursement Amount”).

The Buyer will be entitled to deduct and withhold, or cause the Company and the Escrow Agent to deduct and withhold, from any amounts payable under this Agreement or the Escrow Agreement or any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld. For the avoidance of doubt, any withholding Taxes or other amounts required to be withheld under the Code or any applicable Legal Requirement with respect to amounts payable under Section 2.04(a)(iv) may be deducted and withheld out of other amounts payable under this Agreement. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to and received by the Person in respect of which such deduction and withholding was made.

(b) Sellers Closing Deliveries. Upon the terms and subject to the conditions set forth in this Agreement, each Seller shall deliver or cause to be delivered at the Closing the following:

(i) to Buyer, with respect to all Shares to be purchased and sold by such Seller hereunder, certificates representing all of such Shares, duly endorsed (or accompanied by duly executed transfer powers) and in proper form for transfer to Buyer.

Section 2.05. Treatment of Options.

(a) Options. A listing of each of the Company’s stock option plans, programs and arrangements (collectively, the “Company Stock Plans”) and all outstanding Options is set forth on Schedule 2.05(a). Schedule 2.05(a) also sets forth with respect to each Option the holder thereof, the number of shares subject thereto, the exercise price thereof and the dates of scheduled vesting thereof. Each Optionholder and the Company hereby agrees that each of such Optionholder’s outstanding Options (whether vested or unvested) shall be cancelled and terminated immediately prior to the Closing Date in exchange solely for such Optionholder’s right to receive from the Company the following, less any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld: (i) a cash payment within 3 Business Days after the Closing Date in an amount equal to (a) minus (b) where (a) equals (A) the excess of (x) the Per Common Share Price over (y) the exercise price per share of Common Stock subject to such Option, multiplied by (B) the number of Common

Shares subject to such Option (whether vested or unvested); and (b) equals the Escrow Amount multiplied by such Optionholder’s Pro Rata Percentage; and (ii) the amounts, if any, from time to time payable to such Optionholder in respect thereof under the Escrow Agreement. For the avoidance of doubt, no consideration shall be payable hereunder in respect of any Options having an exercise price equal to or in excess of the Per Common Share Price. The board of directors of the Company shall take or cause to be taken all actions necessary to effect the cancellation of the Options and the payment to the Optionholders required by this Section.

(b) Company Stock Plans. On or prior to the Closing Date, the Board of Directors of the Company (or an authorized committee thereof) shall take any actions necessary to ensure that the Company Stock Plans terminate at Closing (including amending such Company Stock Plans), the provisions in any other plan or agreement providing for the issuance, transfer or grant of any Equity Interests of any Acquired Company shall terminate at Closing, and no holder of an Option or any participant in any Company Stock Plan or other plan or any party to a Contractual Obligation with any Acquired Company shall have any right thereunder to acquire any Equity Interests of any Acquired Company.

Section 2.06. Purchase Price Adjustment.

(a) Estimated Closing Balance Sheet and Estimated Closing Statement. The Company shall prepare in good faith and shall provide to the Buyer no later than 5 Business Days prior to the Closing Date an estimated consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (as the same may be adjusted in response to any comments of the Buyer and their Representatives provided prior to the Closing, the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its good faith estimates of the Closing Debt Amount, the Closing Cash Amount and Net Working Capital, each as derived from the Estimated Closing Balance Sheet, and the Seller Transaction Expenses and the Preferred Stock Redemption Amount (as the same may be adjusted in response to any comments of the Buyer and their Representatives provided prior to the Closing, the “Estimated Closing Statement”). The Estimated Closing Balance Sheet and the Company’s good faith estimate of Net Working Capital contained in the Estimated Closing Statement will be prepared in accordance with the Accounting Principles. Following the delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement, the Company shall provide the Buyer and their Representatives reasonable access to the work papers and other books and records of the Acquired Companies for purposes of assisting the Buyer and their Representatives in their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement. Prior to Closing, the parties shall cooperate in good faith to answer any questions and resolve any issues raised by the Buyer and their Representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement.

(b) Estimated Purchase Price; Final Determination of Preferred Stock Redemption Amount. The Purchase Price payable at Closing under Section 2.04(a)(i) (the “Estimated Purchase Price”) shall be calculated using the estimated Closing Debt Amount, estimated Closing Cash Amount, estimated Seller Transaction Expenses, estimated Preferred Stock Redemption Amount and estimated Net Working Capital set forth on the Estimated Closing Statement. The Company and the Sellers hereby irrevocably agree that the estimated Preferred Stock Redemption Amount (and, for the avoidance of doubt, the Per Redeemable Preferred Share Price with respect to each share of Redeemable Preferred Stock, as used to calculate such amount), as used in the Estimated Closing Statement to determine the Estimated Purchase Price, is and shall be definitive and conclusively binding on the Company and each Seller, and each such Person hereby waives any right to dispute or contest any such amounts as of and following the Closing.

(c) Proposed Final Closing Balance Sheet and Proposed Final Closing Statement. As promptly as possible and in any event within ninety (90) calendar days after the Closing Date, the Company shall prepare or cause to be prepared, and will provide to the Stockholder Representative Committee, a consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (the “Proposed Final Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its proposed final determination of the Closing Debt Amount, the Closing Cash Amount, the Seller Transaction Expenses and Net Working Capital (the “Proposed Final Closing Statement”). The Proposed Final Closing Balance Sheet and the determination of Net Working Capital reflected on the Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles. The Stockholder Representative Committee and its Representatives shall have reasonable access to the work papers and other books and records of the Acquired Companies for purposes of assisting the Stockholder Representative Committee and its Representatives in their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement.

(d) Dispute Notice. The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement (and the proposed final determinations of the Closing Debt Amount, the Closing Cash Amount, the Seller Transaction Expenses and Net Working Capital reflected thereon) will be final, conclusive and binding on the parties unless the Stockholder Representative Committee provides a written notice (a “Dispute Notice”) to Buyer no later than the twentieth (20th) Business Day after the receipt by the Stockholder Representative Committee of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement. Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Balance Sheet or the Proposed Final Closing Statement which the Stockholder Representative Committee believes has not been prepared in accordance with this Agreement and the proposed correct amount of such item and (ii) the Stockholder Representative Committee’s alternative calculation of the Closing Debt Amount, the Closing Cash Amount, the Seller Transaction Expenses or Net Working Capital, as the case may be. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties on such twentieth (20th) Business Day.

(e) Resolution of Disputes. Buyer and the Stockholder Representative Committee will attempt to promptly resolve the matters raised in any Dispute Notice in good faith. Beginning ten (10) Business Days after delivery of any Dispute Notice pursuant to Section 2.06(d), either Buyer or the Stockholder Representative Committee may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to JAMS or a nationally recognized independent accounting firm chosen jointly by Buyer and the Stockholder Representative Committee (the “Accounting Firm”). The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. The Accounting Firm shall render a written decision as to each disputed matter, in reasonable detail of the basis for its decision. In no event shall the decision of the Accounting Firm (i) provide for a calculation of Net Working Capital or Closing Cash Amount that is less than the applicable calculation thereof shown in the Proposed Final Closing Statement or greater than the Stockholder Representative Committee’s alternative calculation thereof shown in the Dispute Notice or (ii) provide for a determination of any item of Debt reflected in the Closing Debt Amount or any Seller Transaction Expense that is greater in amount than the amount thereof shown in the Proposed Final Closing Statement or less in amount than the Stockholder Representative Committee’s alternative calculation thereof shown in the Dispute Notice. The fees and expenses of the Accounting Firm shall be apportioned among the Sellers and the Company based upon the relative extent to which the positions of the Stockholder Representative Committee and Buyer are upheld by the Accounting Firm. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties, absent manifest or arithmetical errors. As used herein, the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to this Section 2.06, are referred to herein as the “Final Closing Balance Sheet” and the “Final Closing Statement”, respectively. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement. Any portion of the Accounting Firm’s fees and any expenses payable hereunder by the Sellers shall be paid by Stockholder Representative Committee.

(f) Purchase Price Adjustment. If any of the Net Working Capital, the Closing Debt Amount, the Closing Cash Amount or the Seller Transaction Expenses (as finally determined pursuant to this Section 2.06 and as set forth in the Final Closing Balance Sheet and the Final Closing Statement) differs from the estimated amounts thereof set forth in the Estimated Closing Statement, the Purchase Price shall be recalculated using such final figures in lieu of such estimated figures, and (a) the Company shall pay to each Optionholder, and the Buyer shall pay each Shareholder, by wire transfer of immediately available funds its Pro Rata Percentage of the amount, if any, by which such re-calculated final Purchase Price exceeds the estimated Purchase Price paid at Closing in accordance with Sections 2.04(a)(i) and 2.06(b), less any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld or (b) the amount, if any, by which such estimated Purchase Price paid at Closing in accordance with Sections 2.04(a)(i) and 2.06(b) exceeds such re-calculated final Purchase Price shall be paid to Buyer or its designee in accordance with the terms of the Escrow Agreement; provided, that if such excess amount is greater than the amount of the Escrow Amount then available, each Seller will pay to the Company an amount equal to the lesser of (x) such Seller’s Pro Rata Percentage of such excess amount by wire transfer in immediately available funds or (y) 100% of the amounts received pursuant by such Seller pursuant to Section 2.04(a) and Section 2.05, as applicable. All amounts payable under this clause (f) shall be paid no later than ten (10) Business Days following the date of the Final Closing Statement.

Section 2.07. Escrow. At Closing, Buyer will deposit a portion of the Purchase Price equal to the Escrow Amount in escrow on behalf of the Sellers in accordance with the Escrow

Agreement. The Escrow Amount shall be held and, subject to Section 2.06 and Article X, released to the Shareholders and, to the extent relating to the Optionholders, to Opco, Inc. for prompt payment to the Optionholders (in each case less any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld) in accordance with the provisions of the Escrow Agreement with the Sellers being entitled to share in such released amounts in accordance with their Pro Rata Percentages.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING

THE ACQUIRED COMPANIES.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company hereby represents and warrants to the Buyer as follows:

Section 3.01. Organization.

(a) Schedule 3.01 sets forth for each Acquired Company its name and jurisdiction of organization. Each Acquired Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Acquired Company is duly qualified to do business and in good standing in each jurisdiction in which it leases Leased Real Property or conducts business and is required to so qualify except where the failure to so qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) The Company has delivered to the Buyer accurate and complete copies of (a) the Organizational Documents of each Acquired Company and (b) the minute books of each Acquired Company, which contain records of all meetings held of, and other actions taken by written consent by, the stockholders, partners, members or other holders of Equity Interests in such Acquired Company, the Boards of Directors (or equivalent) of each such Acquired Company and each committee thereof.

Section 3.02. Power and Authorization.

(a) Contemplated Transactions. Each of the Acquired Companies that is, or will be at Closing, a party to this Agreement or any Ancillary Agreement, has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each such Ancillary Agreement. Each of the Acquired Companies that is, or will be at Closing, a party to this Agreement or any Ancillary Agreement, has duly authorized by all necessary action on the part of the Board of Directors (or equivalent) and the shareholders (or other holders of Equity Interests) of such Acquired Company, the execution, delivery and performance of this Agreement and each such Ancillary Agreement by such Acquired Company to which such Acquired Party is a party. This Agreement and each Ancillary Agreement to which any Acquired Company is, or will be at Closing, a party (i) have been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by each Acquired Company that is, or will be at Closing, a party thereto and (ii) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of each such Acquired Company, enforceable against each such Acquired Company in accordance with its terms.

(b) Conduct of Business. Each Acquired Company has all requisite power and authority necessary to own, lease, operate and use its Assets and carry on the Business.

Section 3.03. Authorization of Governmental Authorities. Except as disclosed on Schedule 3.03, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of any Acquired Company for, or in connection with, (a) the valid and lawful authorization, execution, delivery and performance by any Acquired Company of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party or (b) the consummation of the Contemplated Transactions by such Acquired Company.

Section 3.04. Noncontravention. Except as disclosed on Schedule 3.04, none of the authorization, execution, delivery or performance by any Acquired Company of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party, nor the change of control effected by the consummation of the Contemplated Transactions, will:

(a) assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case, as disclosed on Schedule 3.03 and as may be required to be filed by Buyer, conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to an Acquired Company, the Business or any Assets of any Acquired Company; or

(b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any Debt or Liability under, or result in the creation of any Encumbrance upon or forfeiture of any of the rights, properties or assets of any Acquired Company under, any of the terms, conditions or provisions of (i) any Contractual Obligation, except where such conflict, breach, violation, default, termination, acceleration or other event has not had and would not reasonably be expected to have, a Material Adverse Effect, or (ii) the Organizational Documents of any Acquired Company.

Section 3.05. Capitalization of the Acquired Companies.

(a) Authorized and Outstanding Equity Interests. The entire authorized capital stock (or, where applicable, other Equity Interests) of each Acquired Company is as set forth on Schedule 3.05. All of the outstanding Equity Interests of the Acquired Companies are held of record and beneficially owned by the Persons in the respective amounts set forth on Schedule 3.05. Except as set forth on Schedule 3.05, none of the Acquired Companies has any issued or outstanding Equity Interests or holds shares of its capital stock (or other Equity Interests) in its treasury. All of the outstanding shares of capital stock (or, where applicable, other Equity Interests) of each Acquired Company have been duly authorized, validly issued and are fully paid and non-assessable and have been issued in compliance with all applicable laws.

(b) Encumbrances on Equity Interests, etc. The Company or a Subsidiary of the Company is the record owner of all of the Equity Interests of each of the Company’s Subsidiaries reflected as being owned by the Company or such Subsidiary on Schedule 3.05 and holds such Equity Interests free and clear of all Encumbrances except as disclosed on Schedule 3.05. Except as disclosed on Schedule 3.05: (i) there are no preemptive rights or other similar rights in respect of any Equity Interests in any Acquired Company, (ii) there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests in any Acquired Company, or otherwise affecting the rights of any holder of the Equity Interests in any Acquired Company, (iii) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of any Acquired Company which obligates an Acquired Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in any Acquired Company and (iv) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in any Acquired Company.

Section 3.06. Financial Matters.

(a) Financial Statements. Schedule 3.06(a) are copies of each of the following:

(i) the audited consolidated balance sheets of the Acquired Companies as of December 31, 2011 and December 31, 2012 (the “Audited Balance Sheet” and the date thereof, the “Audited Balance Sheet Date”) and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Acquired Companies for the fiscal years then ended, accompanied by any notes thereto and the reports of the Company’s independent accountants with respect thereto (collectively, together with the FY 2013 Audited Financial Statements upon the delivery thereof in accordance with Section 6.10(b), the “Audited Financials”); and

(ii) the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2013 and August 31, 2013 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the related unaudited consolidated statement of income, cash flow and changes in stockholders’ equity of the Acquired Companies for the three months ended June 30, 2013 and the eight months ended August 31, 2013 (collectively, together with the September Interim Financials upon the delivery thereof in accordance with Section 6.10(b), the “Interim Financials” and, together with the Audited Financials, the “Financials”). For purposes of Sections 3.06(a) and 3.06(b), “Acquired Companies” shall not include Winchester.

(b) Compliance with GAAP, etc. Except as disclosed on Schedule 3.06(b), the Financials (including any notes thereto) (i) were prepared in accordance with the books and records of the Acquired Companies, (ii) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the unaudited Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse, and the absence of footnote disclosure that if presented, would not differ materially from those included in the Audited Financials) and (iii) fairly present in all material respects the consolidated financial position of the Acquired Companies as of the respective dates thereof and the consolidated results of the operations of the Acquired Companies and changes in financial position for the respective periods covered thereby.

(c) Absence of Undisclosed Liabilities. Except as disclosed on Schedule 3.06(c), no Acquired Company has any material Liabilities except for (i) Liabilities set forth on the face of the Audited Balance Sheet and (ii) Liabilities incurred in the Ordinary Course of Business since the Audited Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement).

(d) Accounts Receivable. All accounts and notes receivable reflected on the Audited Balance Sheet and all accounts and notes receivable arising subsequent to the Audited Balance Sheet Date and on or prior to the Closing Date that will be reflected in the Final Closing Balance Sheet, have arisen or will arise in the Ordinary Course of Business, represent or will represent legal, valid, binding and enforceable obligations owed to an Acquired Company and, to the Company’s Knowledge, subject only to consistently recorded reserves for bad debts set forth on the Audited Balance Sheet or Final Closing Balance Sheet have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and, to the Company’s Knowledge, will not be subject to any contests, claims, counterclaims or setoffs.

(e) Banking Facilities. Schedule 3.06(e) sets forth an accurate and complete list of (i) each bank, savings and loan or similar financial institution with which an Acquired Company has an account or safety deposit box or other similar arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by an Acquired Company thereat, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.

Section 3.07. Absence of Certain Developments. Since the Audited Balance Sheet Date, (a) no event, change, fact, condition or circumstance has occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect, and (b) except as disclosed on Schedule 3.07, the Business has been conducted in all material respects in the Ordinary Course of Business and no Acquired Company has (i) taken any action or omitted to take any action that would have violated the provisions of Section 6.02 if such provisions had been in effect at all times since the Audited Balance Sheet Date or (ii) suffered any material loss, damage, destruction or eminent domain taking, whether or not covered by insurance, with respect to any of its material Assets or the Business.

Section 3.08. Debt; Guarantees. The Acquired Companies have no Liabilities in respect of Debt except as set forth on Schedule 3.08. Except as set forth on Schedule 3.08, no Acquired Company has any Liability in respect of a Guarantee of any Debt or other Liability of any other Person (other than another Acquired Company).

Section 3.09. Assets.

(a) Ownership of Assets. Each Acquired Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or adequate rights to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all Assets reflected in the Audited Balance Sheet or acquired after the Audited Balance Sheet Date, except for such Assets that have been sold or otherwise disposed of since the Audited Balance Sheet Date in the Ordinary Course of Business (collectively, the “Assets”). Except as disclosed on Schedule 3.09(a), none of the Assets is subject to any Encumbrance other than a Permitted Encumbrance.

(b) Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that are used or necessary to the conduct of the Business and are adequate in all material respects to conduct the Business as presently conducted.

(c) Condition of Tangible Assets. All of the material fixtures and other material improvements to the Leased Real Property included in the Assets (including any Facilities) and all of the material tangible personal property other than inventory included in the Assets (i) are in all material respects adequate and suitable for their present uses and (ii) are in good working order, operating condition and state of repair (ordinary wear and tear excepted).

(d) Investments. Except as set forth in Schedule 3.09(d), no Acquired Company (i) controls, directly or indirectly, or owns any direct or indirect Equity Interest in any Person that is not a Subsidiary of the Company or (ii) is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.10. Leased Real Property.

(a) Schedule 3.10(a) sets forth a list of the addresses of all real property leased, subleased or licensed by, or for which a right to use or occupy has been granted to, any of the Acquired Companies (the “Leased Real Property). Schedule 3.10(a) also identifies with respect to each Leased Real Property, each lease, sublease, license or other Contractual Obligation under which such Leased Real Property is occupied or used including the date of and legal name of each of the parties to such lease, sublease, license or other Contractual Obligation, and each amendment, modification or supplement thereto (the “Real Property Leases”).

(b) The Acquired Companies do not own and have not previously owned any real property.

(c) Except as set forth on Schedule 3.10(c), there are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of any of the Leased Real Property and there is no Person (other than any Acquired Company) in possession of any of the Leased Real Property. With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge, the representations and warranties in this Section 3.10(c) and Sections 3.16(b) and 3.16(c) are true and correct with respect to the underlying lease.

(d) The Company has delivered to the Buyer accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect. Each Real Property Lease is valid, binding and enforceable against the parties thereto in accordance with its terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors’

rights and remedies generally. Except as set forth on Schedule 3.10(d) with regard to the Lowell Relocation, no Acquired Company is obligated under any Real Property Lease for any leasehold improvement that may require expenditures in excess of $50,000. To the Company’s Knowledge, no event has occurred or circumstance exists that may conflict with, or result in a breach or default under or violation of any Real Property Lease, or give the Company or any other party to such Real Property Lease the right to exercise a remedy under, or to accelerate the rent under, or to terminate or modify, such Real Property Lease.

(e) No eminent domain or condemnation Action is pending or, to the Company’s Knowledge, threatened, that would preclude or materially impair the use of any Leased Real Property. None of the Acquired Companies’ current use of the Leased Real Property violates in any material respect (A) to the Company’s Knowledge, any restrictive covenant of record or (B) any zoning requirement that affects any of the Leased Real Property.

(f) In each case except as would not be materially adverse to the operations thereon, to the Company’s Knowledge, (i) each Facility is supplied with utilities and other services necessary for the operation of such Facility as the same is currently operated, all of which utilities and other services are provided via public roads or via permanent, irrevocable appurtenant easements benefiting the parcel of Leased Real Property, and (ii) each parcel of Leased Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Leased Real Property.

Section 3.11. Intellectual Property.

(a) Company IP. Except as disclosed on Schedule 3.11(a), the Acquired Companies own or have adequate rights to use all Company Technology and all Company Intellectual Property Rights, to the Company’s Knowledge, without any conflict with, or infringement of, the Intellectual Property Rights of others. Except, with respect to the Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts identified on Schedule 3.11(d), to the extent provided in such Inbound IP Contracts, none of the Company Technology or Company Intellectual Property Rights is owned by any Person other than the Acquired Companies.

(b) Infringement. Except as disclosed on Schedule 3.11(b), none of the Acquired Companies (i) has, to the Company’s Knowledge, interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Person, (ii) has received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Company Technology), or (iii) has agreed to or has a Contractual Obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property Rights. Except as disclosed on Schedule 3.11(b), to the Company’s Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or violated any Company Intellectual Property Rights owned by or exclusively licensed to an Acquired Company.

(c) Scheduled Intellectual Property Rights. Schedule 3.11(c) identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, owned by or exclusively licensed to an Acquired Company (collectively, the “Company Registrations”). Each of the Company Registrations is, to the Company’s Knowledge, valid, subsisting, and enforceable.

(d) IP Contracts. Schedule 3.11(d) identifies under separate headings each Contractual Obligation, whether written or oral, (i) under which an Acquired Company uses or licenses a material item of Company Technology or any material Company Intellectual Property Rights that any Person besides an Acquired Company owns (the “Inbound IP Contracts”), (ii) under which an Acquired Company has granted any Person any right or interest in any material Company Intellectual Property Rights including any right to use any material item of Company Technology (the “Outbound IP Contracts”), and (iii) that otherwise affects the Acquired Companies’ use of or rights in the material Company Technology or any material Company Intellectual Property Rights (including settlement agreements and covenants not to sue) (such Contractual Obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”).

(e) Title to Company Technology and Company Intellectual Property Rights. Except as disclosed on Schedule 3.11(e), (a) the Acquired Companies possess all rights, title and interest in each item of Company Technology and Company Intellectual Property Rights owned by an Acquired Company free and clear of any Encumbrance other than Permitted Encumbrances, (b) such owned Company Technology and Company Intellectual Property Rights are not subject to any outstanding Governmental Order, and (iii) no Action (including any opposition, interference, or re-examination) is pending or threatened, which challenges the legality, validity, enforceability, use, or ownership of such right or item.

(f) Confidentiality and Invention Assignments. The Acquired Companies have maintained commercially reasonable practices to protect the confidentiality of the Acquired Companies’ confidential information and trade secrets and, except as disclosed on Schedule 3.11(f), have required all employees and other Persons with access to an Acquired Company’s confidential information to execute Enforceable Contractual Obligations requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Acquired Companies.

(g) Privacy and Data Security. Each Acquired Company’s use and dissemination of any personally-identifiable information concerning individuals is in compliance in all material respects with all applicable privacy policies, terms of use, Legal Requirements, and Contractual Obligations applicable to such Acquired Company or to which such Acquired Company is bound. Each of the Acquired Companies maintain policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance in all material respects with all applicable Legal Requirements and Contractual Obligations applicable to such Acquired Company or to which such Acquired Company is bound. To the Company’s Knowledge, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information used by the Acquired Companies. The Contemplated Transactions will not, as of the Closing, violate in any material respect any privacy policy, terms of use, Legal Requirements or Contractual Obligations relating to the use, dissemination, or transfer of any data or information.

Section 3.12. Legal Compliance; Illegal Payments; Permits.

(a) Legal Compliance.

(i) Except as otherwise disclosed on Schedule 3.12(a), no Acquired Company is, in any material respect, in breach or violation of, or default under, and no Acquired Company has been since January 1, 2011, in any material respect, in breach or violation of, or default under, its Organizational Documents or any Legal Requirement applicable to the Acquired Companies. Since January 1, 2011, neither Acquired Company nor any opiate addiction treatment program operated by any Acquired Company has engaged in any activity which constitutes a material violation under any of the following laws governing opiate treatment programs (also known as narcotic treatment programs or methadone treatment programs): 21 USC 301 et seq (Federal Food, Drug and Cosmetics Act); 21 USC 801 et seq (Controlled Substances Act and Controlled Substances Import and Export Act); 42 USC 201 et seq (Public Health Service Act), and any other Legal Requirement including but not limited to, any of the following: (i) offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (x) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service where applicable federal or state law prohibits such actions or (y) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item where applicable federal state law prohibits such actions, and (ii) referring an individual to a Person with which any Seller or any member of such Seller’s immediate family has ownership or certain other financial arrangements, where applicable law prohibits such referrals.

(ii) Each Acquired Company and each Acquired Company’s Healthcare Representatives (i) are not currently excluded, debarred, or otherwise ineligible to participate in the Federal health care programs as defined in 42 USC § 1320a-7b(f) (the “Federal health care programs”); (ii) have not been convicted of a criminal offense related to the provision of health care items or services but not yet been excluded, debarred or otherwise declared ineligible to participate in the Federal health care programs; and (iii) to the Knowledge of the Company, are not under investigation or otherwise aware of any circumstances which may result in any Acquired Company’s or any Acquired Company’s Healthcare Representatives being excluded from participation in the Federal health care programs.

(b) Illegal Payments, etc. In the conduct of the Business, no Acquired Company nor any of its Representatives on behalf of an Acquired Company, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder an Acquired Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

(c) Permits. Each Acquired Company has been duly granted all material Permits necessary for the conduct of the Business by it and the ownership use and operation of its Assets. Schedule 3.12(c) lists each such material Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority responsible for issuing such Permit. Except as disclosed on Schedule 3.12(c), (i) the Permits listed or required to be listed thereon are valid and in full force and effect, (ii) no Acquired Company is, in any material respect, in breach or violation of, or default under, any such material Permit and (iii) to the Company’s Knowledge, no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a material breach, violation or default under such Permit or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit.

(d) Accreditation. Except as set forth on Schedule 3.12(d), each of the opiate addiction treatment programs owned or operated by an Acquired Company is accredited by CARF and each is in compliance in all material respects with all applicable standards or requirements of such accreditation. Set forth on Schedule 3.12(d) is a list of all written notices received by any Acquired Company of any actual or alleged noncompliance or non conformity with any of such standards or requirements of accreditation or any threatened sanctions or other enforcement actions to be taken against any Acquired Company on account thereof which have not been finally resolved by such Acquired Company with CARF or any other accrediting agency.

Section 3.13. Tax Matters.

(a) Each Acquired Company has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it in accordance with all Legal Requirements. All such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by each Acquired Company (whether or not shown on any such Tax Return) have been timely paid in full. No written claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction, and, to the Company’s Knowledge, there is no basis for any such claim to be made. There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances.

(b) Each Acquired Company has deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each Acquired Company has complied with all reporting and recordkeeping requirements.

(c) There is no pending, or to the Company’s Knowledge threatened, claim or Tax Contest concerning any material Tax Liability of any Acquired Company. The Company has delivered to the Buyer accurate and complete copies of all Tax Returns, filed with respect to any Acquired Company for taxable periods ended on or after December 31, 2010.

(d) No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Acquired Company has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Acquired Company.

(e) The unpaid Taxes of the Acquired Companies (i) did not as of the Audited Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Audited Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted (including on the Interim Financials) for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns.

(f) No Acquired Company has made any payments, or has been or is a party to any Contractual Obligation that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were or would not be deductible under Code Sections 162 or 404.

(g) No Acquired Company has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” the common parent of which is the Company). No Acquired Company is a party to any Contractual Obligation relating to Tax sharing or Tax allocation. No Acquired Company has any Liability for the Taxes of any Person (other than an Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(h) No Acquired Company is or has been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, or will be required to make such an adjustment as a result of the Contemplated Transactions, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. To the Company’s Knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method of any Acquired Company.

(i) No Acquired Company will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date or (v) any change in Legal Requirements.

Section 3.14. Employee Benefit Plans.

(a) Schedule 3.14 lists all Employee Plans which an Acquired Company sponsors or maintains, or to which an Acquired Company contributes or is obligated to contribute, or under which an Acquired Company has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of an Acquired Company or the beneficiaries or dependents of any such Person (each a “Company Plan”). With respect to each Company Plan, the Company has delivered to the Buyer accurate and complete copies of each of the following: (i) if the plan has been reduced to writing, the plan document together with all amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) if applicable, any trust agreements, custodial agreements, insurance policies or contracts, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) any current summary plan descriptions, employee handbooks or similar employee communications, (v) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination letter (or opinion letter if such plan is a prototype or volume submitter plan) from the IRS and any related correspondence, and any pending request for determination with respect to the plan’s qualification, (vi) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), the IRS letter determining that it so qualifies, (vii) in the case of any plan for which Forms 5500 are required to be filed, the three most recently filed Forms 5500, with schedules attached and (viii) any notices, letters or other correspondence from the IRS or the Department of Labor relating to such Company Plan.

(b) No Acquired Company or any other Person that would be considered a single employer with an Acquired Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA has ever maintained a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(8) of ERISA, and no condition exists that presents a material risk to any Acquired Company of incurring liability under Title IV of ERISA or Section 412 or Section 430 of the Code.

(c) Each Company Plan that is intended to be qualified under Code Section 401(a) is so qualified. Each Company Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and any applicable collective bargaining agreements and with applicable Legal Requirements, and nothing has occurred with respect to any Company Plan that has subjected or is reasonably likely to subject an Acquired Company to a material penalty under Section 502 of ERISA or to a material excise tax under the Code. Each Company Plan that is a qualified defined contribution plan is an “ERISA section 404(c) Plan” within the meaning of Department of Labor regulations section 2550.404c-1(b).

(d) All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis.

(e) There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans. No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of a pending application or filing under, or remains subject to compliance obligations under, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(f) Except as required under Section 601 et seq. of ERISA or under any similar applicable state Legal Requirements, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(g) Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any service provider to an Acquired Company (i) complies and has been operated in compliance with the requirements of Code Section 409A and regulations promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004.

(h) Each Company Plan and any related contracts may be amended or terminated without penalty other than the payment of benefits, fees or charges accrued or incurred through the date of termination.

(i) With respect to each Company Plan that is subject to Legal Requirements of a jurisdiction outside the United States, each such plan required to be registered has been registered and is in good standing with applicable Governmental Authorities, all contributions required to be made to or in connection with each such plan have been made and each such plan has been established and administered in accordance with its terms and all applicable Legal Requirements.

Section 3.15. Environmental Matters. Except as set forth in Schedule 3.15, (a) the Acquired Companies are, and have been, in compliance in all material respects with all applicable Environmental Laws, (b) to the Company’s Knowledge, there has been no release or threatened release of any material amount of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise operated or used by an Acquired Company, (c) there have been no Hazardous Substances generated by any Acquired Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, (d) to the Company’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by an Acquired Company, except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Company has delivered to the Buyer accurate and complete copies of all material environmental reports, engineering studies, environmental studies and assessments, certificates of need, permits and pending permit applications for each Acquired Company, in each case as amended and in effect.

Section 3.16. Contracts.

(a) Contracts. Except as disclosed on Schedule 3.16, no Acquired Company is bound by or a party to:

(i) any Contractual Obligation (or group of related Contractual Obligations) for the purchase, sale, construction, repair or maintenance of inventory, raw materials, commodities, supplies, goods, products, equipment or other property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year and which provides for (or would be reasonably expected to involve) annual payments to or by an Acquired Company in excess of $50,000 or aggregate payments to or by an Acquired Company in excess of $125,000;

(ii) any Contractual Obligation relating to the acquisition or disposition by any Acquired Company of any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise);

(iii) any Contractual Obligation concerning or consisting of a partnership, limited liability company, joint venture or similar agreement;

(iv) any Contractual Obligation under which an Acquired Company has permitted any material Asset to become Encumbered (other than by a Permitted Encumbrance);

(v) any Contractual Obligation (A) under which an Acquired Company has created, incurred, assumed or guaranteed any Debt or (B) under which any other Person has guaranteed any Debt of an Acquired Company;

(vi) any Contractual Obligation containing covenants that in any way purport to (A) restrict any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) of any Acquired Company or any Affiliate thereof or (B) limit the freedom of any Acquired Company or any Affiliate thereof to engage in any line of business or compete with any Person;

(vii) any Contractual Obligation under which an Acquired Company is, or may become, obligated to incur any severance pay or Compensation obligations that would become payable by reason of this Agreement or the Contemplated Transactions;

(viii) any Contractual Obligation under which an Acquired Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the Contemplated Transactions;

(ix) any Contractual Obligation providing for the employment or consultancy of any Person on a full time, part time, consulting or other basis or otherwise compensating any officer, director, employee or consultant (other than a Company Plan), which in each case provides for (or would be reasonably expected to involve) annual payments by an Acquired Company in excess of $50,000 or aggregate payments by an Acquired Company in excess of $125,000;

(x) any agency, dealer, distributor, sales representative, marketing or other similar Contractual Obligation, in each case which provides for (or would be reasonably expected to involve) annual payments to or by an Acquired Company in excess of $50,000 or aggregate payments to or by an Acquired Company in excess of $125,000;

(xi) any outstanding general or special powers of attorney executed by or on behalf of an Acquired Company;

(xii) any Contractual Obligation, other than Real Property Leases relating to the lease or license of any Asset, including Technology and Intellectual Property Rights (and including all customer license and maintenance agreements) that is not included on Schedule 3.11(d) other than in the Ordinary Course of Business;

(xiii) any Contractual Obligation under which an Acquired Company has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business; and

(xiv) any other Contractual Obligation between an Acquired Company, on the one hand, and any Seller (or Affiliate), on the other hand, that will continue in effect after the Closing.

The Company has delivered to the Buyer accurate and complete copies of each written Contractual Obligation listed on Schedule 3.16, in each case, as amended or otherwise modified and in effect. The Company has delivered to the Buyer a written summary setting forth all of the material terms and conditions of each oral Contractual Obligation listed on Schedule 3.16.

(b) Enforceability, etc. Each Contractual Obligation required to be disclosed on Schedule 3.10(a), Schedule 3.11(d), Schedule 3.14, Schedule 3.16 or Schedule 3.18(c) (each, a “Material Company Contract”) is Enforceable against each party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedules 3.03 and 3.04, will continue to be so Enforceable and in full force and effect on terms no less favorable to the Acquired Companies immediately following the Closing.

(c) Breach, etc. No Acquired Company or, to the Company’s Knowledge, any other party to any Material Company Contract is in material breach or violation of, or default under, or has repudiated any material provision of, any Material Company Contract.

Section 3.17. Related Party Transactions. Except for the matters disclosed on Schedule 3.17, no Seller or Affiliate of any Seller and no officer or director (or equivalent) of any Acquired Company (or, to the Company’s Knowledge, any Family Member of any such Person who is an individual or any entity in which any such Person or any such Family Member thereof owns a material interest): (a) has any material interest in any material Asset owned or leased by any Acquired Company or used in connection with the Business or (b) has engaged in any material transaction, arrangement or understanding with any Acquired Company since January 1, 2013 (other than payments made to, and other Compensation provided to, officers and directors (or equivalent) in the Ordinary Course of Business).

Section 3.18. Labor and Employment Matters.

(a) Except as disclosed on Schedule 3.18(a), there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company’s Knowledge, threatened between an Acquired Company, on the one hand, and its employees, on the other hand, and there have been no such troubles since January 1, 2011. Except as disclosed on Schedule 3.18(a), (a) no employee of an Acquired Company is represented by a labor union, (b) no Acquired Company is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) to the Company’s Knowledge, no petition has been filed or proceedings instituted by an employee or group of employees of an Acquired Company with any labor relations board seeking recognition of a bargaining representative, (d) to the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of an Acquired Company, and (e) no demand for recognition of employees of an Acquired Company has been made by, or on behalf of, any labor union. Except as disclosed on Schedule 3.18(a), no executive officer’s or other key employee’s employment with the Acquired Companies has been terminated for any reason nor has any such officer or key employee notified any Acquired Company of his or her intention to resign or retire since January 1, 2011.

(b) Except as disclosed on Schedule 3.18(b), each Acquired Company is in compliance in all material respects with Legal Requirements respecting employment practices, terms and conditions of employment and wages and hours, and is not and has not since January 1, 2011 engaged in any unfair labor practice complaint or Equal Employment Opportunity Commission charge or other claim of discrimination, harassment or wrongful discharge, pending or, to the Knowledge of the Company and the Sellers, threatened against any Acquired Company.

(c) Schedule 3.18(c) hereto contains a list of all employees, independent contractors and consultants of each Acquired Company, including their compensation and other remuneration of any kind, including without limitation any accrued vacation. Such employees, independent contractors and consultants are terminable at will by the Company at no cost to any Acquired Company, except for employees and independent contractors as to which an employment or independent contractor agreement is set forth on Schedule 3.18(c). Each such employment agreement and independent contractor agreement in Schedule 3.18(c) is in full force and effect. Each independent contractor or consultant of each Acquired Company is properly characterized as such based on Legal Requirements, except as would not reasonably be expected to result in material liability to the Acquired Company.

(d) Except as set forth on Schedule 3.18(d), there are no claims pending or, to the Company’s Knowledge, threatened against any Acquired Company under any workers’ compensation or long term disability plan or policy.

(e) Each Acquired Company has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation and remuneration that have become due and payable. Each Acquired Company will have paid all accrued vacation time of its employees through and including the Closing Date or, to the extent it has not, any accrued and unpaid vacation time will be properly recorded on the books and records of such Acquired Company as a current liability.

Section 3.19. Litigation; Governmental Orders.

(a) Litigation. Except as disclosed on Schedule 3.19(a), there is no material Action to which an Acquired Company is a party (either as plaintiff or defendant) or to which its Assets are or may be subject that is pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, is there any reasonable basis for any of the foregoing. Except as disclosed on Schedule 3.19(a), there is no Action which an Acquired Company presently intends to initiate.

(b) Governmental Orders. Except as disclosed on Schedule 3.19(b), no Governmental Order has been issued that is applicable to an Acquired Company or its Assets or the Business.

Section 3.20. Insurance. Schedule 3.20 sets forth an accurate and complete list of all insurance policies by which the Acquired Companies, or any of their Assets, employees, officers or directors (or equivalent) or the Business have been insured since January 1, 2013 (the “Liability Policies”) and, with respect to such Liability Policies under which the Acquired Companies, or any of their Assets, employees, officers or directors (or equivalent) or the Business are currently insured (the “Current Liability Policies”), their respective expiration dates. The list includes for each Liability Policy the type of policy, form of coverage, policy number and name of insurer. The Company has made available to the Buyer accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Except as disclosed on Schedule 3.20, since January 1, 2011, no insurer (a) has questioned, denied or disputed coverage of any claim pending under any Liability Policy or (b) has threatened to cancel any Liability Policy. Except as disclosed on Schedule 3.20, to the Company’s Knowledge, no insurer plans to materially increase the premiums for, or materially alter the coverage under, any Current Liability Policy. Except as disclosed on Schedule 3.20, the Acquired Companies will immediately after the Closing continue to have coverage under all of the Liability Policies with respect to events occurring prior to the Closing.

Section 3.21. Healthcare.

(a) No Acquired Company has received written notice of any actual or threatened termination, cancellation or limitation of, or any material and adverse modification or change in, the business relationship of any Acquired Company with any Medical Reimbursement Program that has reimbursed any Acquired Company on behalf of a client for services rendered by the such Acquired Company during the past twelve (12) months (a “payor”), and to the Company’s Knowledge, no condition or state of facts or circumstances involving payors that have reimbursed any Acquired Company during the past twelve (12) months exists that would reasonably be expected to have a Material Adverse Effect or materially interfere with operations of the Business after the consummation of the Contemplated Transactions.

(b) (x) No Acquired Company has received any notice of denial of payment or overpayment of a material nature from any Medical Reimbursement Program or any other third party payor (including managed care organizations) with respect to items or services provided by the Acquired Companies, (y) there is to the Company’s Knowledge, no basis for any assertion after the Closing of any such denial of payment or any overpayment claim, and (z) no Acquired Company has received any notice from a Medical Reimbursement Program or any other third-party payor (including managed care organizations) of any pending or threatened claims, proceedings, investigations, audits or surveys specifically with respect to, or arising out of, items or services provided by any Acquired Company other than routine audits and surveys conducted in the Ordinary Course of Business and no such claim, proceeding, investigation, audit or survey is pending, or, to the Company’s Knowledge, threatened. No Acquired Company has presented or caused to be presented for payment or reimbursement any claim for a procedure, item or service that is (i) inaccurate in any material respect, and (ii) not in conformity in all material respects with all relevant payor contracts, guidelines and Legal Requirements applicable to the relevant Medical Reimbursement Program. All billing by, or on behalf of, the Acquired Companies to third-party payors has been true and correct in all material respects. No Acquired Company has received any notice from any such third-party payor that indicates that such Acquired Company could not continue to bill in substantially the same manner and structure as the Acquired Companies bill as of the date hereof. No Acquired Company has failed to return any overpayment as to which the Acquired Company has knowledge and all such returns have been made timely.

(c) Accounts receivable relating to third-party payors, including Medical Reimbursement Programs, and other third-party payors, are consistent in all material respects with amounts the Acquired Companies are entitled to receive under applicable arrangements, fee schedules, discount formulas, cost-based reimbursement or other adjustment or limitation to their usual charges.

Section 3.22. No Brokers. No Acquired Company has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by the Sellers.

ARTICLE IV

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Each Seller severally, and not jointly, as to such Seller hereby represents and warrants to the Buyer, solely as to such Seller, that:

Section 4.01. Organization. In the case of each Seller that is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 4.02. Power and Authorization. In the case of each Seller that is not an individual, the execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller is, or will be at Closing, a party and the consummation of the Contemplated Transactions by such Seller are within the power and authority of such Seller and, if applicable, have been duly authorized by such Seller by all necessary action on the part of such Seller (and its Board of Directors (or equivalent) and holders of its Equity Interests).

This Agreement and each Ancillary Agreement to which such Seller is, or will be at Closing, a party (a) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by such Seller and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

Section 4.03. Authorization of Governmental Authorities. Except as disclosed on Schedule 4.03, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller is, or will be at Closing, a party or (b) consummation of the Contemplated Transactions by such Seller.

Section 4.04. Noncontravention. Except as disclosed on Schedule 4.04, neither the execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreement to which such Seller is, or will be at Closing, a party nor the consummation of the change of control effected by the Contemplated Transactions will:

(a) assuming the taking of all necessary action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities, in each case, as disclosed on Schedule 3.04, Schedule 4.03 and as may be required to be filed by Buyer, violate any provision of any Legal Requirement applicable to such Seller; or

(b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or result in the creation of any Encumbrance upon any Shares or Options of such Seller under, any of the terms, conditions or provisions of (i) any Governmental Order applicable to or otherwise affecting such Seller or its assets or properties, (ii) any material Contractual Obligation of such Seller, or (iii) the Organizational Documents of such Seller (if such Seller is not an individual).

Section 4.05. Title. Such Seller is the record and beneficial owner of the outstanding Equity Interests in the Company set forth opposite such Seller’s name on Schedule 4.05, and such Seller has good and marketable title to such Equity Interests, free and clear of all Encumbrances. Such Seller has full right, power and authority to transfer and deliver to Buyer valid title to the Shares held by such Seller, free and clear of all Encumbrances. Immediately following the Closing, Buyer will be the record and beneficial owner of such Shares, and have good and marketable title to such Shares, free and clear of all Encumbrances except as are imposed by Buyer. Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Equity Interests in an Acquired Company. Except as disclosed on Schedule 4.05, such Seller is not a party to, and the Equity Interests in the Company set forth opposite such Seller’s name on Schedule 4.05 are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other Contractual Obligation relating to the transfer or voting of such Equity Interests.

Section 4.06. No Brokers. Such Seller has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Buyer could be liable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER.

Buyer represents and warrants to the Sellers that:

Section 5.01. Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 5.02. Power and Authorization. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is party is, or will be at Closing, a party and the consummation of the Contemplated Transactions by the Buyer is within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement and each Ancillary Agreement to which the Buyer is, or will be at Closing, a party (a) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by the Buyer and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

Section 5.03. Authorization of Governmental Authorities. Except as disclosed on Schedule 5.03 and any disclosures in accordance with Section 6.08, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is, or will be at Closing, a party or (b) consummation of the Contemplated Transactions by the Buyer.

Section 5.04. Noncontravention. Except as disclosed on Schedule 5.04, neither the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party nor the change of control effected by the consummation of the Contemplated Transactions will:

(a) assuming the taking of any action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities, in each case, as disclosed on Schedule 5.03, violate any provision of any Legal Requirement applicable to the Buyer; or

(b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Governmental Order applicable to or otherwise affecting Buyer or its assets or properties, (ii) any material Contractual Obligation of Buyer, or (iii) the Organizational Documents of the Buyer.

Section 5.05. Financing. Buyer has received a fully executed commitment letter, dated as of the date hereof (the “Debt Commitment Letter”), from Citi (as defined in the Debt Commitment Letter) (the “Lender”), pursuant to which the Lender has committed, subject to the terms and conditions set forth therein, to provide to Buyer debt financing in the aggregate principal amount set forth therein (the “Financing”). An accurate and complete copy of the Debt Commitment Letter as in effect on the date of this Agreement has been furnished to the Company. The Debt Commitment Letter has not been amended, modified, terminated or withdrawn as of the date hereof and the Debt Commitment Letter is in full force and effect as of the date hereof. Assuming the funding in full of the Financing on the Closing Date, Buyer will have sufficient funds available to consummate the Contemplated Transactions.

Section 5.06. No Brokers. Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Sellers could be liable.

Section 5.07. Litigation. Except as disclosed on Schedule 5.07, there is no Action pending or, to the Buyer’s Knowledge, threatened against the Buyer or any properties or rights of the Buyer that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions by the Buyer.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.01. Commercially Reasonable Efforts; Notices and Consents. Subject to the terms and conditions of this Agreement, from the date of this Agreement to the Closing, or the earlier termination of this Agreement pursuant to Article IX, each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons, and to do or cause to be done all other things reasonably necessary, proper or advisable, in order to consummate and make effective the Contemplated Transactions as soon as practicable following the date of this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Articles VII and VIII) and to allow the Business to be operated immediately as of the Closing in all material respects in the same manner as it is operated prior to the Closing. In furtherance (and not in limitation) of the foregoing, Sellers, the Acquired Companies and Buyer shall reasonably cooperate with one another to (a) determine whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, releases or waivers are required to be obtained from third parties to any Contractual Obligations, in connection with the consummation of the Contemplated Transactions and (b) take such actions or make any such filings, furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals, releases or waivers.

Section 6.02. Operation of the Business.

(a) Conduct of the Business Generally. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article IX, without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, and except to the extent described on Schedule 6.02(a), the Company shall, and the Company shall cause the other Acquired Companies to:

(i) conduct the Business only in the Ordinary Course of Business and in all material respects in accordance with all applicable Legal Requirements;

(ii) maintain in effect the insurance coverage described on Schedule 3.20 (or equivalent replacement coverage); and

(iii) use commercially reasonable efforts to preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees.

(b) Specific Prohibitions. Without limiting the generality or effect of Section 6.02(a), from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article IX, without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, and except to the extent described on Schedule 6.02(b), the Company shall not, and the Company shall not cause or permit any of the other Acquired Companies to, take any of the following actions:

(i) amend its Organizational Documents, effect any split, combination, reclassification or similar action with respect to its capital stock or other Equity Interests or adopt or carry out any plan of complete or partial liquidation or dissolution;

(ii) issue, sell, grant or otherwise dispose of any of its Equity Interests or other securities, or amend any term of any of its outstanding Equity Interests or other securities, except pursuant to the exercise of Options outstanding as of the date hereof under Company Stock Plans or to the extent required to effect the provisions of Section 2.05;

(iii) (A) make any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its capital stock or other Equity Interests (other than cash dividends and cash distributions by a Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company); or (B) repurchase, redeem, or otherwise acquire or cancel any of its capital stock or other Equity Interests except for repurchases or acquisitions from employees following their employment termination;

(iv) become liable in respect of any Guarantee or incur, assume or otherwise become liable in respect of any Debt;

(v) (A) merge or consolidate with any Person; (B) acquire any material Assets, except for acquisitions of inventory and equipment in the Ordinary Course of Business; or (C) make any loan, advance or capital contribution to, acquire any

Equity Interests in, or otherwise make any investment in, any Person (other than loans and advances to employees in the Ordinary Course of Business, and other than loans or advances to, or investments in, wholly-owned Subsidiaries of the Company existing on the date of this Agreement that are made in the Ordinary Course of Business);

(vi) permit any of its material Assets to become subject to an Encumbrance (other than a Permitted Encumbrance) or sell, lease, license or otherwise dispose of any of its material Assets, other than sales of inventory in the Ordinary Course of Business;

(vii) repay, prepay or otherwise discharge or satisfy any Debt or other material Liabilities, other than in the Ordinary Course of Business, or waive, cancel or assign any claims or rights of substantial value other than in the Ordinary Course of Business;

(viii) make any capital expenditures that are in the aggregate in excess of $50,000;

(ix) increase any benefits under any Employee Plan or increase the Compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant of any Acquired Company (other than (A) any increase adopted in the Ordinary Course of Business in respect of the Compensation of any employee whose annual base Compensation does not exceed $50,000 after giving effect to such increase or (B) any increase in benefits or Compensation required by Legal Requirements or required pursuant to the terms of an existing Employee Plan or an existing employment, consulting, indemnification, change of control, severance or similar agreement with any current or former director, officer, employee or consultant so long as such Employee Plan or agreement has been disclosed as of the date of this Agreement to the Buyer on a Schedule to this Agreement);

(x) make any material change in its methods of accounting or accounting practices (including with respect to reserves) or its pricing policies, payment or credit practices, fail to pay any creditor any material amount owed to such creditor when due or grant any extensions of credit other than in the Ordinary Course of Business;

(xi) settle, agree to settle, waive or otherwise compromise any pending or threatened Actions (A) involving potential payments by or to any Acquired Company of more than $50,000 in aggregate, (B) that admit liability or consent to non-monetary relief, or (C) that otherwise are or would reasonably be expected to be material to the Acquired Companies, taken as a whole, or the Business;

(xii) change or revoke any material Tax election, or make any material Tax election other than a Tax election consistent with past practice made on a Tax Return filed in the Ordinary Course of Business and not solely for purposes of making such election; elect or change any method of accounting for Tax purposes; settle any Action in respect of Taxes; or enter into any Contractual Obligation in respect of Taxes with any Governmental Authority;

(xiii) open any Facility or enter into any new line of business or close any Facility or discontinue any line of business or any material business operations;

(xiv) enter into, adopt, terminate, modify, renew or amend in material respect (including by accelerating material rights or benefits under) any Material Company Contracts other than in the Ordinary Course of Business;

(xv) write up or write down any of its material Assets or revalue its inventory;

(xvi) open any new bank or deposit accounts (or materially change any existing arrangements with respect to any existing bank or deposit accounts) or grant any new powers of attorney;

(xvii) license or otherwise dispose of the rights to use any material patent, trademark or other Intellectual Property Rights other than in the Ordinary Course of Business;

(xviii) enter into any Contractual Obligation to do any of the things referred to elsewhere in this Section 6.02(b); or

(xix) take or omit to take any other action that would cause any of the representations and warranties in Article III or Article IV to be untrue at, or as of any time prior to, the Closing Date.

Section 6.03. Access to Premises and Information. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article IX, upon the prior consent of the Company (which consent shall not be unreasonably withheld), the Buyer, the prospective providers of the Financing and their respective Representatives shall have reasonable access (during normal business hours and upon reasonable advance notice and in such a manner as to not materially interfere with the operations of the Business) to all premises, properties (including for the purposes of environmental inspection), books, records (including Tax records), contracts, financial and operating data and other information and documents of, or pertaining to, the Acquired Companies, the Assets or the Business, and to make copies of such books, records, contracts, data information and documents as the Buyer, the prospective providers of the Financing or their respective Representatives may reasonably request, in each case as long as any such Person is subject to customary confidentiality obligations with respect to such information or documentation. All requests for information made pursuant to this Section shall be directed to Thomas Magaraci or his designee(s), as applicable.

Section 6.04. Notice of Developments. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article IX, the Company and the Sellers shall promptly (and in any event prior to the Closing) notify Buyer in writing (with any such writing to include a written update to the Schedules to the extent applicable) upon the Company or such Seller becoming aware: (i) that any representation or warranty made by the Company or any such Seller in this Agreement was when made, or has subsequently become, untrue or inaccurate in any material respect, (ii) of the occurrence or non occurrence of any event the occurrence or non-occurrence of which has caused or may reasonably be expected to cause any condition to the obligations of any party hereto to effect the Contemplated Transactions not to be satisfied, (iii) of the failure of the Company or any such Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company or any such Seller pursuant to this Agreement or any Ancillary Agreement, (iv) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, (v) of any material notice or other communication from any Governmental Authority in connection with the Contemplated Transactions, (vi) of the written threat or commencement of any Action regarding the Contemplated Transactions or (vii) of any material development in any pending Action regarding the Contemplated Transactions. The delivery of any notice pursuant to this Section 6.04 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any Ancillary Agreement or otherwise limit or affect the rights of, or the remedies available to, the Buyer, including the rights and remedies specified in Articles II, VII, VIII, IX, X or XI of this Agreement. For the avoidance of doubt, the closing conditions set forth in Sections 7.01 and 7.02 and the indemnification provisions of Article X shall be read without giving effect to any update to the Schedules or other written notices delivered pursuant to this Section 6.04.

Section 6.05. Exclusivity. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article IX, neither the Company nor the Sellers shall (and the Company and Sellers shall not cause or permit their respective Affiliates or any of their or their Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in the Acquired Companies or any merger, recapitalization, share exchange, sale of Assets (other than sales of inventory in the Ordinary Course of Business) or any similar transaction or (b) engage in any discussions or negotiations regarding, furnish any information with respect to, or encourage any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers shall vote their Shares in favor of any such acquisition structured as a merger, consolidation, share exchange or otherwise. The Company and the Sellers shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

Section 6.06. Expenses. Each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Contemplated Transactions. At or immediately following the Closing, the Buyer shall pay, or cause the Company to pay, all Seller Transaction Expenses (subject to applicable withholding Taxes and other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld) in a schedule to be provided by the Company to the Buyer at least one (1) day prior to the Closing, in an amount not to exceed the amount calculated pursuant to Section 2.02(d). Notwithstanding the forgoing with respect to timing, any Seller Transaction Expenses that are Taxes shall be paid at the time required by law for such payment.

Section 6.07. Confidentiality.

(a) Confidentiality of the Sellers. Each Seller acknowledges that the success of the Acquired Companies after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Seller, that the preservation of the confidentiality of such information by such Seller is an essential premise of the bargain between the Sellers and the Buyer, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.07(a)(i). Accordingly, each Seller hereby severally and not jointly as to such Seller agrees with the Buyer that such Seller, its Affiliates and its and its Affiliates’ Representatives shall not, and that such Seller shall cause its Affiliates and such Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use, any information involving or relating to the Business or any Acquired Company (other than in the case of a Seller that is a director, officer or employee of an Acquired Company, in the course of fulfilling his or her duties to the Acquired Companies in such capacity); provided, that the information subject to this Section 6.07(a)(i) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 6.07(a)(i) will not prohibit any retention of copies of records or disclosure (A) required by any applicable Legal Requirement so long as reasonable prior notice is given to Buyer and the Company of such disclosure and a reasonable opportunity is afforded Buyer and the Company to contest the same or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions. Each Seller agrees that it shall be responsible for any breach or violation of the provisions of this Section 6.07(a)(i) by any of its Affiliates or its or its Affiliates’ Representatives.

(b) Confidentiality of Buyer. Subject to the following sentence, Buyer agrees that all information provided by or on behalf of the Company to the Buyer and its Affiliates and Representatives under this Agreement or in connection with the Contemplated Transactions shall be treated as confidential information in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, members of the Board of Directors of CRC Health Group, Inc. employed by Bain Capital, Inc. shall be permitted to disclose the subject matter of this Agreement and confidential information of the Company to parties considering a debt and/or equity investment in CRC Health Group, Inc. or Buyer who, in each case, execute customary confidentiality agreements.

(c) Tax Treatment and Structure. Notwithstanding the foregoing or anything else in this Agreement or the Confidentiality Agreement or any other agreement, each of the parties hereto and their respective Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(ii).

Section 6.08. Publicity. No public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Buyer, the Company and the Stockholder Representative Committee; provided, that the provisions of this Section 6.08 shall not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review and comment in advance of such disclosure), (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions or (c) any disclosure required by a party pursuant to the terms of its or its Affiliates’ indebtedness (in which case the disclosing party will provide the other parties with the opportunity to review and comment in advance of such disclosure). In connection with item (c) above, the Company shall, on the date hereof, cause the Subsidiary of the Company party to the Confidentiality Agreement to deliver to Buyer a waiver of the provisions of the Confidentiality Agreement to the extent necessary to permit the disclosures contemplated by item (c) above without constituting a breach under the Confidentiality Agreement. The Buyer hereby acknowledges to the Company that the Buyer is bound by the terms of the Confidentiality Agreement as if it were CRC Health Group thereunder.

Section 6.09. Noncompetition and Nonsolicitation; Release.

(a) For a period of one (1) year from and after the Closing Date, none of the Sellers shall, or shall cause or encourage any of their Affiliates to, engage directly or indirectly, as an owner, employee, consultant or otherwise, in all or any portion of the Business, whether as currently conducted or as planned to be conducted in connection with any de novo facility presently planned or currently engaged (other than the de novo facility in Winchester, VA) by an Acquired Company as of the date of this Agreement (collectively, the “Non-Compete Business”), or any business that is competitive with all or any portion of the Non-Compete Business, in the Commonwealth of Massachusetts or within a one hundred (100) mile radius of any existing (as of the Closing Date) treatment facility of any Acquired Company; provided, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in the Non-Compete Business; provided, further that no Seller, or Affiliate of such Seller, shall be deemed to have violated this Section 6.09 in respect of (i) any corporation, association, partnership, limited liability company or joint venture whose business does not engage directly or indirectly in the Non-Compete Business (or any business that is competitive with the Non-Compete Business) but which provides services, on the date hereof, incidental to the Non-Compete Business as part of its separate business or (ii) NewSpring Capital’s ownership or operation of Community Education Centers or its successors. For a period of two years from and after the Closing Date, the Sellers shall not, and shall not cause or encourage any of their Affiliates to, recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of any of the Acquired Companies to leave the employ of the Acquired Companies. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.09 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding the foregoing, the foregoing noncompete and nonsolicitation restrictions shall not apply with respect to employees terminated at Closing, which employees shall instead be bound by noncompete or nonsolicitation restrictions contained in their existing employment agreements with any Acquired Company. To the extent any such employee is also a Seller, such Seller hereby reaffirms, as partial consideration for the consideration such Seller is receiving hereunder, such noncompete and nonsolicitation restrictions in such employment agreement, as applicable.

(b) Effective as of the Closing, each Seller, in its capacity as a Seller, officer, manager, or otherwise, and on behalf of itself, its Affiliates, and the successors and assigns of each of them, hereby irrevocably waives, releases, remises, and forever discharges the Acquired Companies from any and all Liabilities of the Acquired Companies owed to such Seller, any of its Affiliates, or any successor or assign of any of them for any claims of any kind which such Seller, any of its Affiliates, or any successor or assign of any of them may have against the Company as of the Closing excluding indemnification rights in respect of serving as a director or officer of an Acquired Company.

Section 6.10. Efforts to Obtain Financing; Assistance with Financing.

(a) Efforts to Obtain Financing.

(i) The Buyer shall use its reasonable best efforts to obtain the Financing including by using its reasonable best efforts to deliver all documents and instruments reasonably necessary to satisfy the conditions set forth in the Debt Commitment Letter and otherwise seeking to cause the conditions set forth in the Debt Commitment Letter to be fulfilled in accordance with their terms; provided, that this covenant shall not apply to any conditions to the extent within the sole control of any Seller or any Acquired Company.

(ii) If at any time it becomes likely (as determined in the reasonable judgment of the Buyer) that the Buyer will be unable for any reason to consummate the Financing, the Buyer shall use its reasonable best efforts to seek alternative debt financing, if necessary; provided, that the Buyer shall be under no obligation to seek such alternative debt financing unless such debt financing can be obtained on terms which are in the aggregate not less favorable to the Buyer and its Affiliates than the terms of the Debt Commitment Letter (as determined in the reasonable judgment of the Buyer).

(iii) The Buyer shall not amend, modify or change any of the conditions in the Debt Commitment Letter in a manner that would reasonably be expected to materially delay or prevent the Closing without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed (it being understood that the Buyer may amend, restate, modify, supplement or replace the Debt Commitment Letter to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments). In addition, the Buyer may replace one or more facilities contemplated by the Debt Commitment Letter with one or more new debt facilities or equity financing (the “New Commitments”); provided, that the New Commitments shall not (A) amend the conditions to the debt financing set forth in the Debt Commitment Letter in a manner that would reasonably be expected to materially delay or prevent the Closing or (B) reduce the aggregate amount of available financing (unless, in the case of this clause (B), such amount is replaced with any amount of new committed equity financing or one or more debt facilities pursuant to the New Commitments all in equivalent amounts). From and after each such event, the term “Debt Commitment Letter” as used herein shall be deemed to mean any Debt Commitment Letter to the extent that it is not so superseded at the time in question and each New Commitment.

(b) Assistance With Financing. Prior to the Closing, the Company shall provide, and shall cause its Subsidiaries and Representatives to provide, such cooperation in connection with the arrangement of the financing contemplated by the Debt Commitment Letter (including any New Commitment) as may be reasonably requested by the Buyer, including (A) reasonable participation on a timely basis (upon prior reasonable notice and during normal business hours) in meetings and calls with the Financing Sources, prospective lenders and rating agencies, and reasonable assistance in the preparation of customary documents in connection therewith, (B) promptly furnishing the Buyer and the Financing Sources with the Required Information, (C) reasonably cooperating with the efforts of the Buyer and the Financing Sources to ensure that any syndication efforts benefit from the existing lending and investment banking relationships of the Acquired Companies, (D) at least four (4) Business Days prior to the Closing, providing all reasonably available documentation and other reasonably available information about the Company and its Subsidiaries as is reasonably requested by the Financing Sources at least nine (9) days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations under the USA PATRIOT Act, and (E) taking such other actions as reasonably requested by the Buyer to satisfy any requirements necessary to consummate such financing. The Company hereby consents to use of its and its Subsidiaries’ logos in connection with such financing; provided, that such logos are used in conformance with the trademark usage requirements as provided by the Company, which requires conformance with the camera ready artwork provided by the Company, solely in a manner that is not intended or reasonably likely to harm or disparage the Acquired Companies, or their reputation, goodwill or marks.

Section 6.11. Further Assurances. From and after the Closing Date, upon the request of either the Stockholder Representative Committee, Buyer or any Acquired Company, each of the parties hereto shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. No Seller shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of any Acquired Company or other Person with whom an Acquired Company has a relationship from maintaining the same relationship with the Acquired Company after the Closing as it maintained prior to the Closing. Each Seller shall refer all customer inquiries relating to the Business to the Company from and after the Closing.

Section 6.12. Stockholder Arrangements. The Company and the Sellers agree that effective as of Closing, the following agreements are hereby terminated: (i) the Registration Rights Agreement, dated as of September 29, 2006, as amended, by and among the Company and each person and entity signatory thereto (the “Rights Agreement”), (ii) the Stockholders’ Agreement, dated as of September 29, 2006, as amended, by and among the Company and each person and entity signatory thereto (the “Stockholders’ Agreement”) and (iii) any other agreement among the Company and its stockholders and/or its optionholders other than this Agreement and the Escrow Agreement (together with the Rights Agreement and the Stockholders’ Agreement, the “Stockholders Arrangements”). Effective as of Closing, the Sellers waive any claims pursuant to the Governing Documents and the Stockholders Arrangements by reason of, in connection with or resulting from the transactions contemplated by this Agreement. Effective as of Closing, the Sellers and the Company waive any and all rights of first refusal to purchase securities of the Company sold by the Sellers to the Buyer hereunder.

Section 6.13. Section 280G Vote. The Company shall use reasonable best efforts to ensure that Section 3.13(f), if applied without regard to any exceptions with respect thereto in the Schedules or otherwise, would be true as of the Closing. Copies of all disclosure materials, waivers, shareholder votes and related materials prepared by the Company and used to effectuate the undertaking set forth in the immediately preceding sentence shall be provided to Buyer in advance of distribution to holders of Common Stock and affected service providers, and Buyer shall be provided with a reasonable opportunity to comment thereon.

Section 6.14. Delivery of Schedule 7.10. No later than the third Business Day prior to the Closing Date, the Buyer shall submit Schedule 7.10 to the Stockholder Representative Committee and the Company which shall include, at the Buyer’s sole option and in the Buyer’s sole discretion, (i) any Contractual Obligations relating to any persons identified in such Schedule 7.10 as Identified Employees and (ii) that certain Agreement of Lease, dated as of May 15, 2013, between Nerangis Properties, LLC and Winchester Medical Clinic, LLC (the “Winchester Lease”) and any related Contractual Obligations; provided, that, with respect to item (i) above, the number of Identified Employees specified in Schedule 7.10 shall not be sufficient to, in and of itself and without including or consideration of any previous employee layoffs or terminations, trigger any material obligation under the Workers Adjustment and Retraining Notification Act or any state WARN Act for any Acquired Company upon the termination of such Identified Employees in accordance with Section 7.10.

Section 6.15. Lowell EBITDA Deliverables

(a) Pre-Signing Lowell EBITDA. No later than 45 days following the date hereof, the Stockholder Representative Committee shall deliver to Buyer a statement of the EBITDA for the Lowell Location for the six calendar months beginning May 1, 2013 and ending October 31, 2013, prepared in accordance with the Accounting Principles, together with a written statement setting forth in reasonable detail the components of the calculation thereof (collectively, the “Estimated Pre-Signing Lowell EBITDA Statement”)

(b) Post-Signing Lowell EBITDA. In the event of a disruption of the Business at the Lowell Location as it is currently conducted as of the date hereof for a period exceeding 90 days which is solely caused by, or attributable to, the Lowell Relocation, no later than 45 days following the conclusion of the six month period referred to in the following clause, Buyer shall deliver to the Stockholder Representative Committee a statement of the EBITDA for the Lowell Location for the period of time commencing on the initial date of such disruption and ending on the sixth month anniversary thereof, prepared in accordance with the Accounting Principles, together with a written statement setting forth in reasonable detail the components of the calculation thereof (the “Estimated Post-Signing Lowell EBITDA Statement”).

(c) Dispute Resolution; Final Amounts. Each of the Estimated Pre-Signing Lowell EBITDA Statement and the Estimated Post-Signing Lowell EBITDA Statement shall be subject to the information access and dispute resolution mechanisms contemplated by Section 2.06(c), (d), and (e), mutatis mutandis. As adjusted to reflect any changes agreed to by the parties and any decision of the Accounting Firm, as applicable, in accordance with the preceding sentence, the Estimated Pre-Signing Lowell EBITDA Statement shall be the “Final Pre-Signing Lowell EBITDA Statement” and the Estimated Post-Signing Lowell EBITDA Statement shall be the “Final Post-Signing Lowell EBITDA Statement”.

Section 6.16. Litigation Proceeds. To the extent that any Acquired Company actually receives net proceeds as a plaintiff from a defendant under that certain litigation styled Peter J. Mulhern, Trustee of Hermes Realty Trust and Habit OPCO, Inc. v. Consigli Construction Co., Inc., Allied Pile Driving, Inc., The Greater Boston Food Bank, Inc., McPhail Associates, LLC, UTS of Massachusetts, Inc., Pinck & Co., Inc., Catherine D’Amato, Carol Tienken, Kathleen Marre, Epsilon Associates, Inc., JA Klump, LLC, W.L. French Excavating Corp. for damages sustained by such Acquired Company which exceed the aggregate amount of fees and expenses incurred by such Acquired Company and its Affiliates in connection with prosecuting such litigation matter following the Closing, such Acquired Company shall promptly distribute such excess amount to the Stockholder Representative Committee with respect to the portion payable to the Shareholders for payment to the Shareholders and to Opco, Inc. with respect to the portion payable to the Optionholders for payment to the Optionholders (in each case less any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld), all in accordance with the Pro Rata Percentages.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS

OF THE BUYER AT THE CLOSING.

The obligations of the Buyer to consummate the Contemplated Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by the Buyer, of each of the following conditions:

Section 7.01. Representations and Warranties. The representations and warranties of the Company and the Sellers contained in this Agreement will be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date or time.

Section 7.02. Performance. The Company and each Seller will have performed and complied with in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

Section 7.03. No Material Adverse Change. Since the date of this Agreement, there will not have occurred or arisen any events, changes, facts, conditions or circumstances, nor will there exist any events, changes, facts, conditions or circumstances, which individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.

Section 7.04. Compliance Certificate. The Company shall have delivered to the Buyer a certificate signed by an executive officer of the Company that the conditions set forth in Sections 7.01, 7.02 and 7.03 have been satisfied.

Section 7.05. Absence of Litigation. No Action will be pending or threatened which seeks a Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation. There shall not be any claim or threat of a claim by any Person alleging that such Person (i) is the record holder or the beneficial owner of, or has the right to acquire or to obtain record or beneficial ownership of, any capital stock of, or any other voting, equity or ownership interest in an Acquired Company or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares. No provision of any applicable Legal Requirement and no Governmental Order will prohibit the consummation of any of the Contemplated Transactions.

Section 7.06. Permits. Buyer and the Acquired Companies shall have received all consents, approvals and actions of or by all Governmental Authorities necessary to entitle the Acquired Companies to carry on and conduct the Business following Closing substantially as it is currently being conducted.

Section 7.07. Delivery of Securities; Instruments of Transfer. Each of the Shareholders will have delivered to Buyer a certificate or certificates, duly endorsed (or accompanied by one or more duly executed transfer powers) evidencing all of the Shares to be transferred to Buyer hereunder by such Shareholder.

Section 7.08. Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with any Person with respect to Contractual Obligations that are required by an Acquired Company or any Seller to consummate the Contemplated Transactions, as disclosed in Schedule 7.08, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer, and no such authorization, consent or approval will have been revoked.

Section 7.09. Employment Agreements. Buyer shall have received employment agreements with each of the individuals listed on Schedule 7.09, duly executed by such individual, each in form and substance satisfactory to the Buyer.

Section 7.10. Cancellation of Certain Agreements. Each of the Contractual Obligations listed on Schedule 7.10, as delivered pursuant to Section 6.14, will have been terminated effective upon Closing pursuant to documents in form and substance reasonably satisfactory to the Buyer. For the avoidance of doubt, any costs and expenses associated with such terminations shall be borne economically by the Sellers.

Section 7.11. Ancillary Agreements. Each of the Ancillary Agreements will have been executed and delivered to the Buyer by each of the other parties thereto.

Section 7.12. Resignations. The Buyer will have received the resignations, effective as of the Closing, of each director of the Acquired Companies.

Section 7.13. Payoff Letters and Lien Releases, etc. The Company will have obtained and delivered to the Buyer customary payoff letters reasonably satisfactory to the Buyer and its counsel and lenders relating to the repayment of all Debt to be repaid at the Closing.

Section 7.14. Opinion of Counsel. Sellers shall have delivered to the Buyer an opinion of corporate counsel opining as to the matters set forth in Exhibit C in a form reasonably acceptable to the Buyer.

Section 7.15. FIRPTA Certificate. Buyer shall have received a certificate from the Company (in such form as may be reasonably requested by counsel to the Buyer) conforming to the requirements of U.S. Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h) and, simultaneously with the delivery of such certificate, a form of notice to the Internal Revenue Service in accordance with the requirements of U.S. Treasury Regulation Section 1.897-2(h)(2).

ARTICLE VIII

CONDITIONS TO THE SELLERS’ OBLIGATIONS AT THE CLOSING.

The obligations of the Sellers to consummate the Contemplated Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by the Stockholder Representative Committee (which shall act for all the Sellers for such purposes) of each of the following conditions:

Section 8.01. Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement will be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date or time.

Section 8.02. Performance. The Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyer at or prior to the Closing.

Section 8.03. Compliance Certificate. The Buyer shall have delivered to the Company a certificate signed by an executive officer of Buyer that the conditions set forth in Sections 8.01 and 8.02 have been satisfied.

Section 8.04. Absence of Litigation. No Action will be pending or threatened which seeks a Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation. No provision of any applicable Legal Requirement and no Governmental Order will prohibit the consummation of any of the Contemplated Transactions.

Section 8.05. Ancillary Agreements. Each of the Ancillary Agreements to which the Buyer is party will have been executed and delivered to the Stockholder Representative Committee by each of the other parties thereto.

ARTICLE IX

TERMINATION

Section 9.01. Termination of Agreement. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Stockholder Representative Committee;

(b) by either Buyer or the Stockholder Representative Committee if a final nonappealable Governmental Order permanently enjoining or otherwise prohibiting the Contemplated Transactions has been issued by a Governmental Authority of competent jurisdiction;

(c) by either Buyer or the Stockholder Representative Committee if the Closing has not occurred on or before 5:00 p.m., New York time, on February 28, 2014, which date may be extended from time to time by mutual written consent of Buyer and the Stockholder Representative Committee (such date, as so extended from time to time, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to Buyer if the failure of Buyer to fulfill or breach by Buyer of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and shall not be available to the Stockholder Representative Committee if the failure of the Company or any Seller to fulfill or breach by the Company or any Seller of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time; provided, further, that, if (x) the failure to effect the Closing by the Termination Date is due to a delay in obtaining the consents and approvals contemplated by Section 7.06, the Termination Date may be extended by Buyer to April 30, 2014, and (y) if the FY 2013 Audited Financial Statements have not been delivered to Buyer by March 28, 2014, the Termination Date may be extended by Buyer to the date that is 5 Business Days following the date of delivery to Buyer of the FY 2013 Audited Financial Statements.

(d) by the Stockholder Representative Committee if (i) any of the representations and warranties of the Buyer contained in this Agreement fail to be true and correct such that the condition set forth in Section 8.01 would not be satisfied, or (ii) the Buyer shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 8.02 would not be satisfied (in either case, other than as a result of a material breach by the Company or any Seller of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after Buyer has received written notice from the Stockholder Representative Committee of the occurrence of such failure or breach (provided that in no event shall such twenty (20) day period extend beyond the Termination Date);

(e) by Buyer if (i) any of the representations and warranties of the Company or any Seller contained in this Agreement fail to be true and correct such that the condition set forth in Section 7.01 would not be satisfied, or (ii) the Company or any Seller shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.02 would not be satisfied (in either case, other than as a result of a material breach by the Buyer of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after the Stockholder Representative Committee has received written notice from Buyer of the occurrence of such failure or breach (provided that in no event shall such twenty (20) day period extend beyond the Termination Date); or

(f) by the Stockholder Representative Committee if (i) all conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing) have been satisfied or waived, (ii) the Stockholder Representative Committee (on behalf of the Sellers) and the Company have irrevocably confirmed in writing to Buyer that the Sellers and the Company are prepared to consummate the Closing if the Buyer performs its obligations hereunder and (iii) the Buyer breaches its obligations to consummate the Contemplated Transactions by the date the Closing is required to occur pursuant to Article VII and Article VIII.

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

Section 9.02. Effect of Termination.

(a) In the event of a termination of this Agreement pursuant to Section 9.01, this Agreement (other than the provisions of this Article IX, 6.06 (Expenses), 6.07(b) (Confidentiality), 6.08 (Publicity) and Article XII, which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party, except for liabilities arising in respect of breaches under this Agreement by any party prior to such termination.

(b) If this Agreement is terminated pursuant to Section 9.01(f) as a result of the Buyer’s failure to secure the Financing on the terms set forth herein, then Buyer shall pay $1,500,000 (the “Termination Fee”) to the Company no later than the fifth (5th) Business Day after such termination, by wire transfer of same day funds to an account designated by the Company. The parties hereto further acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by the Sellers as a result of the Buyer’s failure to secure the Financing on the terms set forth herein and consummate the Contemplated Transactions. It is understood and agreed by the parties hereto that if Sellers shall be damaged by the Buyer’s failure to secure the Financing on the terms set forth herein and consummate the Contemplated Transactions, (i) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (ii) any sums which would be payable under this Section 9.02(b) are in the nature of liquidated damages, and not as a penalty, and are fair and reasonable and (iii) such payments represent a reasonable estimate of fair compensation for the losses that may be reasonably be anticipated from such failure. The Company’s right to receive payment of the Termination Fee from Buyer pursuant to this Section 9.02(b) shall be the sole and exclusive remedy of the Company, the Sellers and their respective Affiliates against the Buyer, the Financing Sources and their respective Affiliates for any loss or damage suffered as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein by the Buyer, or the failure of the transactions contemplated hereby to be consummated, as a result of the Buyer’s failure to secure the Financing on the terms set forth herein, and upon payment of the Termination Fee in accordance with this Section 9.02(b), (i) none of the Buyer, the Financing Sources nor any of their respective Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Debt Commitment Letter or the transactions contemplated by such agreements as a result of the Buyer’s failure to secure the Financing on the terms set forth herein and (ii) none of the Company, the Sellers and their respective Affiliates will have any right of recovery, whether arising under contract law, tort law or otherwise, against, and no personal liability shall attach to (in each case with respect to damages or any other right to relief of the Company, the Sellers and their respective Affiliates) any of the Buyer, the Financing Sources or any of their respective Affiliates through the Buyer or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, as a result of the Buyer’s failure to secure the Financing on the terms set forth herein; provided that the foregoing shall not limit the Buyer’s or any other Person’s obligations under the Confidentiality Agreement. For the avoidance of doubt, under no circumstances will the Company, the Sellers or their respective Affiliates be entitled to, nor will the Company, the Sellers or their respective Affiliates accept, monetary damages in excess of the amount of the Termination Fee as a result of the Buyer’s failure to secure the Financing on the terms set forth herein. While the Company may pursue both a grant of specific performance pursuant to the last sentence of Section 12.10 and the payment of the Termination Fee pursuant to this Section 9.02(b), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Termination Fee as a result of the Buyer’s failure to secure the Financing on the terms set forth herein. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge that in the event that the Buyer fails to perform or consummate the Contemplated Transactions for any reason other than as a result of the Buyer’s failure to secure the Financing on the terms set forth herein (a “Breach”), the sole remedy of the Company, the Sellers and their respective Affiliates shall be to seek specific performance, subject to the restrictions in the preceding sentence. The parties agree and acknowledge that monetary damages would not be an adequate remedy for a Breach and that specific performance is the proper remedy for a Breach.

ARTICLE X

INDEMNIFICATION.

Section 10.01. Indemnification by the Sellers.

(a) Indemnification. Subject to the limitations set forth in this Article X, from and after the Closing, each Seller shall jointly and severally indemnify and hold harmless each of the Buyer and each of its respective Affiliates (including, following the Closing, each Acquired Company), and the Representatives, Affiliates, successors and permitted assigns of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of Losses, incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or relating to:

(i) any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of any Acquired Company or any Seller in this Agreement or in any Schedule or certificate delivered by or on behalf of any Acquired Company pursuant to this Agreement (in each case, assuming that all qualifications contained in this Agreement and each such Schedule or certificate as to materiality, including each qualifying reference to the defined term “Material Adverse Effect”, the phrase “substantial compliance”, the words “material” and “materially” and all similar phrases and words were deleted therefrom;

(ii) any breach or violation of any covenant or agreement of any Acquired Company, the Stockholder Representative Committee (or any member thereof) or any Seller contained herein;

(iii) any amounts of Seller Transaction Expenses or Closing Debt Amount that should have been deducted from the Base Purchase Price pursuant to Section 2.02 at or after the Closing, but were not so deducted;

(iv) the difference of (i) the amount equal to the annualized EBITDA for the Lowell Location as reflected in the Final Pre-Signing Lowell EBITDA Statement, less (ii) the amount equal to the annualized EBITDA for the Lowell Location as reflected in the Final Post-Signing Lowell EBITDA Statement; provided, that such difference shall not be a number less than zero;

(v) (A) any Taxes (or the non-payment thereof) of the Acquired Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Legal Requirement, (C) any and all Taxes of any Person imposed on an Acquired Company as a transferee or successor, pursuant to a Contractual Obligation, or otherwise and (D) Transfer Taxes that the Sellers are obligated to bear pursuant to Section 11.07; provided, that the Sellers will be liable for Taxes pursuant to clauses (A), (B), (C) and (D) above only to the extent that such Taxes exceed the amount, if any, reserved for liabilities for such Taxes as reflected in the Final Closing Balance Sheet used for purposes of the Net Working Capital adjustment under Section 2.06 hereof;

(vi) any fraud, intentional misrepresentation or willful misconduct of the Acquired Companies or any Seller in connection with this Agreement to the Contemplated Transactions; or

(vii) any items or matters described in Schedule 3.10(d).

(b) Monetary Limitations.

(i) The Sellers will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 10.01(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $290,000 (the “Threshold”), at which point the Sellers will indemnify the Buyer Indemnified Persons for all such Losses, including such $290,000, and the Sellers’ aggregate liability for Losses pursuant to Section 10.01(a)(i) shall not exceed the Escrow Amount (the “Cap”); provided, that the foregoing limitation will not apply to claims for indemnification pursuant to Section 10.01(a)(i) in respect of breaches of, or inaccuracies in, the representations and warranties set forth in the Fundamental Representations and Sections 3.13 and 3.14 (the “Specified Representations”) (or as such Fundamental Representations or Specified Representations are repeated or confirmed in the certificate delivered at Closing pursuant to Section 7.04).

(ii) Claims for indemnification pursuant to any other provision of Section 10.01(a) are not subject to the Threshold.

(iii) Claims for indemnification pursuant to Section 10.01(a)(ii) and Section 10.01(a)(iv) shall in the aggregate be subject to the Cap (inclusive of claims for indemnification pursuant to Section 10.01(a)(i)).

(iv) Claims for indemnification pursuant to (A) Section 10.01(a)(i) in respect of Losses arising from the breach of, or inaccuracy in any Fundamental Representation or Specified Representation, (B) Section 10.01(a)(iii), (C) Section 10.01(a)(v), (D) Section 10.01(a)(vi) and (E) Section 10.01(a)(vii) shall not be subject to the Cap. Notwithstanding anything to the contrary contained herein, other than with respect to claims based on the fraud, intentional misrepresentation or willful misconduct of such Seller, no Seller shall be liable for more than the lesser of (x) its Pro Rata Percentage of any Loss subject to indemnification under Section 10.01(a) or (y) the amount of Purchase Price actually received by such Seller hereunder.

Section 10.02. Indemnification by the Buyer.

(a) Indemnification. Subject to the limitations set forth in this Article X, from and after the Closing, the Buyer shall indemnify and hold harmless each of the Sellers and each of their respective Affiliates, and the Representatives, Affiliates, successors and permitted assigns of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to:

(i) any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of Buyer in this Agreement or in any Schedule or certificate delivered by or on behalf of the Buyer pursuant to this Agreement (in each case, assuming that all qualifications contained in this Agreement and each such Schedule or certificate as to materiality, including each qualifying reference to the phrase “substantial compliance”, the words “material” and “materially” and all similar phrases and words were deleted therefrom);

(ii) any breach or violation of any covenant or agreement of the Buyer contained herein; or

(iii) any fraud, intentional misrepresentation or willful misconduct of the Buyer in connection with this Agreement or the Contemplated Transactions.

(b) Monetary Limitations.

(i) The Buyer will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 10.02(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds $290,000 (at which point the Buyer will indemnify the Seller Indemnified Persons for all such Losses), and the Buyer’s aggregate liability in respect of Losses pursuant to Section 10.02(a)(i) shall not exceed the Cap; provided, that the foregoing limitations will not apply to claims for indemnification pursuant to Section 10.02(a)(i) in respect of breaches of, or inaccuracies in, the representations and warranties set forth in Sections 5.01 (Organization), 5.02 (Power and Authorization), 5.04(b)(iii) (Breach of Organizational Documents) and 5.06 (No Brokers) (collectively, the “Buyer Fundamental Representations”) (or as such representations and warranties are repeated or confirmed in the certificate delivered at Closing pursuant to Section 8.03).

(ii) Claims for indemnification pursuant to any other provision of Section 10.02(a) are not subject to the Threshold.

(iii) Claims for indemnification pursuant to Section 10.02(a)(ii) shall be subject to the Cap.

(iv) Claims for indemnification pursuant to (A) Section 10.02(a)(i) in respect of Losses arising from the breach of, or inaccuracy in any Buyer Fundamental Representation, (B) any breach of Buyer to pay the Purchase Price hereunder and (C) Section 10.02(a)(iii) shall not be subject to the Cap.

Section 10.03. Time for Claims; Notice of Claims.

(a) Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 10.01(a)(i) or 10.02(a)(i) for any breach of, or inaccuracy in, any representation, warranty or statement unless a written notice is provided to the Indemnifying Party:

(i) at any time prior to the thirtieth (30) day following the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the Fundamental Representations, the Buyer Fundamental Representations or the Specified Representations (or as such representations and warranties are repeated or confirmed in the certificates delivered at Closing pursuant to Section 7.04 or Section 8.03); and

(ii) at any time prior to the eighteen (18) month anniversary of the Closing Date, in the case of any breach of, or inaccuracy in, any other representation, warranty or statement in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement.

No claim may be made or suit instituted seeking indemnification pursuant to Section 10.01(a)(ii) (other than with respect to agreements or covenants relating to Taxes and related matters), Section 10.01(a)(iii), Section 10.01(a)(iv) or Section 10.02(a)(ii) unless a written notice is provided to the Indemnifying Party at any time prior to the eighteen (18) month anniversary of the Closing Date. Claims for indemnification pursuant to any other provision of Sections 10.01(a)(vi) and 10.02(a)(iii) are not subject to the limitations set forth in this Section 10.03. Claims for indemnification pursuant to any provision of Section 10.01(a)(v), 10.01(a)(vii) or Section 10.01(a)(ii) (with respect to agreements or covenants relating to Taxes and related matters) may be made at any time prior to the thirtieth (30) day following the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) with respect to such claim.

(b) Written Notice of Indemnification Claims. In the event that any Indemnified Person wishes to make a claim for indemnification under this Article X, the Indemnified Person shall give written notice of such claim to each Indemnifying Party (with all notices to the Sellers being given to the Stockholder Representative Committee) within the applicable time limitations contained in Section 10.03(a). Any such notice shall describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Person; provided, that no defect in the information contained in such notice from the Indemnified Person to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this Article X, except to the extent such failure to include information actually and materially prejudices such Indemnifying Party.

Section 10.04. Third Party Claims.

(a) Notice of Third Party Claims. Promptly after receipt by an Indemnified Person of written notice of the assertion of a claim by any Person who is not a party to this Agreement (a “Third Party”) that may give rise to an Indemnity Claim against an Indemnifying Party under this Article X (a “Third Party Claim”), the Indemnified Person shall give written notice thereof to the Indemnifying Party; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article X, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b) Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Person pursuant to Section 10.04(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Party gives written notice that they or it will defend the Third Party Claim to the Indemnified Person within twenty (20) days after the Indemnified Person has given notice of the Third Party Claim under Section 10.04(a) stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Persons with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (iv) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Person may retain separate co counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that (i) the Indemnifying Party will pay the reasonable fees and expenses of separate counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim and (ii) the Indemnified Person shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice to represent the Indemnified Person if, based on the advice of outside counsel, there exists an actual or potential conflict of interest between the Indemnified Person and the Indemnifying Party.

(c) Limitations on Indemnifying Party Control. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld) unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of all Indemnified Person from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person.

(d) Indemnified Person’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (i) of Section 10.04(b) within twenty (20) days after the Indemnified Person has given notice of the Third Party Claim pursuant to Section 10.04(a), or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently or the Indemnified Person defends the Third Party Claim in accordance with Section

10.04(b), the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnified Person shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 10.04(d), the Indemnifying Party will (i) advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article X.

(e) Consent to Jurisdiction Regarding Third Party Claim. The Buyer, each of the Sellers and the Stockholder Representative Committee, each hereby consents to the non exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Person for purposes of any claim which such Indemnified Person may have against any such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 12.09 are incorporated herein by reference, mutatis mutandis.

(f) Tax Contest. Section 10.04 shall not apply to any Tax Contest, which Tax Contest shall be addressed under Article XI (instead of Section 10.04).

Section 10.05. No Circular Recovery. Each Seller hereby agrees that it will not make any claim for indemnification against the Buyer or any Acquired Company by reason of the fact that such Seller was a controlling person, director, employee or Representative of an Acquired Company or was serving as such for another Person at the request of an Acquired Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Legal Requirement, Organizational Document, Contractual Obligation or otherwise) with respect to any claim brought by a Buyer Indemnified Person against any Seller under this Agreement or otherwise relating to this Agreement, any Ancillary Agreement or any of the Contemplated Transactions. With respect to any claim brought by a Buyer Indemnified Person against any Seller under this Agreement or otherwise relating to this Agreement, any Ancillary Agreement or any of the Contemplated Transactions, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against any Acquired Company with respect to any amounts owed by such Seller pursuant to this Article X or otherwise.

Section 10.06. Indemnity Escrow. For as long as there are funds in the escrow account maintained under the Escrow Agreement, any and all amounts payable by the Sellers as Indemnifying Party to a Buyer Indemnified Person will be paid in cash first out of such escrow account established pursuant to the Escrow Agreement, and thereafter directly by the Sellers as herein provided in accordance with payment instructions provided by Buyer. The existence of the escrowed funds under the Escrow Agreement will not be deemed to limit the amount of any allowable claims by any Buyer Indemnified Person pursuant to this Agreement for Losses in excess of the amount of such escrowed funds.

Section 10.07. Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Article X are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article X without regard to the availability of a remedy under any other provision of this Article X.

Section 10.08. Exclusive Remedy. From and after the Closing, except with respect to acts of fraud, the indemnification provisions of this Article X, including the Escrow Agreement, shall constitute the sole and exclusive remedy of the Buyer Indemnified Persons and the Seller Indemnified Persons, whether in contract, tort or otherwise, arising under or in connection with this Agreement, or any agreement or document delivered pursuant hereto or in connection herewith or the transactions contemplated hereby or thereby (including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein), and each Buyer Indemnified Person and Seller Indemnified Person hereby waives any other remedy that such person or any other person entitled to indemnification hereunder has or may have hereunder, at law or in equity with respect thereto. Losses for which indemnification is provided pursuant to Section 10.01(a) or Section 10.02(a) of this Agreement shall be (i) reduced by any Tax savings which are actually realized by the Buyer Indemnified Person or Seller Indemnified Person, as applicable, in the year of such payment by such party from any loss, deduction or credit which is allowable with respect to the Loss and (ii) net of any amounts that are actually recovered by the Buyer Indemnified Person or the Seller Indemnified Person under any insurance policy with respect to such Losses. None of the Buyer Indemnified Persons or the Seller Indemnified Persons shall be entitled to recover from the respective other party hereunder for the same Loss more than once. Each Buyer Indemnified Person and Seller Indemnified Person shall use commercially reasonable efforts to mitigate any Losses. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Losses include a person’s punitive damages, regardless of the theory of recovery (other than punitive damages owed to a Third-Party resulting from a Third Party Claim).

ARTICLE XI

TAX MATTERS

Section 11.01. Preparation and Filing of Tax Returns.

(a) The Stockholder Representative Committee shall prepare, or cause to be prepared, and file or cause to be filed when due, all income and franchise Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company or of any of the Acquired Companies which relate to taxable periods ending on or before the Closing Date and which are required to be filed after the Closing Date. The Stockholder Representative Committee shall prepare, or cause to be prepared, such Tax Returns consistent with past practice of the Company, or to the extent that a matter was not covered in past practice, consistent with applicable Legal Requirements. The Stockholder Representative Committee shall provide copies of the Tax Returns described in the preceding sentence to Buyer at least thirty (30) days prior to the due date (including extensions) of any such Tax Return. Buyer shall be entitled to review such Tax Returns for ten (10) days after receipt thereof and no such Tax Return shall be filed without the consent of Buyer, which consent not to be unreasonably withheld, delayed or conditioned. The Stockholder Representative Committee will timely pay any Taxes shown as due on such Tax Returns to Buyer or the applicable Acquired Company at least two (2) Business Days prior to the due date for filing such Tax Return, except to the extent such Taxes were taken into account in the Final Closing Balance Sheet used for the purposes of the Net Working Capital Adjustment under Section 2.06. The Buyer and the applicable Acquired Company shall provide assistance and information as reasonably requested by the Stockholder Representative Committee in connection with the preparation of such Tax Returns, and shall cause a duly authorized officer of the applicable Acquired Company to sign such Tax Returns or otherwise provide requisite powers of attorney.

(b) The Buyer shall prepare, or cause to be prepared, and file or cause to be filed when due all other Tax Returns of the Company that are required to be filed after the Closing Date. The Buyer shall provide the Stockholder Representative Committee a copy of each such Tax Return that constitutes a Straddle Period Tax Return within thirty (30) days prior to the due date (including extensions) for filing such Tax Returns. Stockholder Representative Committee shall be entitled to review such Tax Returns for ten (10) days of receipt and no such Tax Return shall be filed without the consent of the Stockholder Representative Committee, which consent shall not be unreasonably withheld, delayed or conditioned. The Buyer shall timely pay or cause the Acquired Companies to timely pay any and all Taxes due (other than Taxes attributable to Pre-Closing Tax Periods) with respect to the periods covered by such Tax Returns and the Stockholder Representative Committee will pay any and all Taxes attributable to the Pre-Closing Tax Period due with respect to the periods covered by such Tax Returns to the Buyer or the applicable Acquired Company at least two (2) Business Days prior to the due date for filing such Tax Returns, except to the extent such Taxes were taken into account in the Final Closing Balance Sheet used for purposes of the Net Working Capital Adjustment under Section 2.06. The Buyer shall also deliver to the Stockholder Representative Committee an allocation between the pre-Closing and post-Closing portions of the Straddle Period (consistent with pre-closing Straddle Period allocations described in Section 11.02) of any Taxes shown to be due on such Straddle Period Tax Returns at least thirty (30) days prior to the due date (including extensions) for filing for the Straddle Period Tax Return for review and approval.

(c) If any disagreement between the Stockholder Representative Committee and the Buyer regarding the Tax Returns or calculations described in Section 11.01(a) or (b) cannot be reasonably resolved by Buyer and the Stockholders Representative Committee within ten (10) days of the disagreement being raised, the dispute will be submitted to the Accounting Firm to resolve in a final binding manner, whose expenses shall be shared 50% by the Sellers and 50% by the Buyer. If the Tax Return that is the subject of the dispute is due prior to resolution, the Buyer or the Acquired Company (as applicable) can file the relevant Tax Return prior to the resolution of such dispute; however, the Stockholder Representative Committee will not be obligated under Section 11.01(a) and Section 11.01(b) to pay the portion of the Taxes attributable to the Pre-Closing Tax Period that are under dispute until such dispute has been resolved by the Accounting Firm.

Section 11.02. Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Acquired Companies based upon or measured by net income or gain for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Acquired Company holds a beneficial interest will be deemed to terminate at such time). Except as provided in the next sentence, the amount of Taxes other than Taxes of the Acquired Companies based upon or measured by net income or gain for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. In the case of sales, value-added, withholding and similar transaction-based Taxes (other than Transfer Taxes allocated under Section 11.07), such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.

Section 11.03. Amended Returns and Refunds. The Buyer shall not file any amended Tax Returns of any Acquired Company relating to the Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period) without the prior written approval of the Stockholder Representative Committee, which consent will not be unreasonably withheld. Any income Tax refunds of any Acquired Company (net of any Taxes reasonably expected to be payable on or as a result of such refund and also net of any costs and expenses incurred in connection with obtaining such refund) including any interest thereon solely attributable to a Pre-Closing Tax Period (other than refunds attributable to the carryback of a Tax attribute from a taxable period (or portion thereof) following the Closing) received by the Buyer or any Affiliate thereof, and any credits against income Tax that are received in cash by Buyer or any Affiliate and that are solely attributable to a Pre-Closing Tax Period of any Acquired Company to which the Buyer or any Affiliate thereof become entitled shall be for the account of the Sellers, and the Buyer shall pay (or cause to be paid) to the Stockholder Representative Committee on behalf of the Shareholders and, to the extent relating to the Optionholders, to Opco, Inc. for prompt payment to the Optionholders (in each case less any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld) any such refund or the amount of any such credit within ten (10) days after the receipt thereof; provided, however, that this Section 11.03 shall not apply to any refund or credit to the extent such refund or credit is taken into account in the Final Closing Balance Sheet as used for purposes of the Net Working Capital adjustment under Section 2.06 hereof.

Section 11.04. Tax Contests. Notwithstanding anything to the contrary contained herein (including Article X), if in connection with any Tax Contest with respect to a Pre-Closing Tax Period (or Straddle Period), any Tax authority issues to the Buyer or any Acquired Company a written notice of deficiency, a written notice of reassessment, or a written proposed adjustment, the Buyer or the Company shall notify the Stockholder Representative Committee of its receipt of such communication from such Tax authority within ten (10) Business Days after receiving such notice of deficiency, reassessment, or proposed adjustment. No failure or delay of the Buyer or the Company in the performance of the foregoing shall reduce or otherwise affect the rights of the Buyer or its Affiliates or obligations of Sellers or the Stockholder Representative Committee pursuant to this Agreement, except to the extent that such failure or delay shall have adversely affected the Sellers’ ability to defend against any Liability or claim for Taxes that Sellers are obligated to pay hereunder. Notwithstanding anything to the contrary contained herein, the Stockholder Representative Committee shall, at the Sellers’ expense, have the right to control any Tax Contest in connection with any Tax Return covering taxable periods of any Acquired Company ending on or before the Closing Date; provided, however, that the Buyer may, at the Buyer’s expense, participate in such Tax Contest, and the Stockholder Representative Committee shall not compromise or settle such Tax Contest without the consent of the Buyer which consent shall not be unreasonably withheld, delayed or conditioned. The Buyer shall provide, or cause to be provided to the Stockholder Representative Committee or its designee, all powers of attorney to control such Tax Contests in a manner consistent with, and subject to the limitations of, this Section 11.04. Notwithstanding anything in this Agreement to the contrary, if any Tax Contest relates to a Straddle Period Tax Return, the Buyer and the applicable Acquired Company shall participate in, control and resolve such Tax Contest; provided, however, that if such Tax Contest relates to the portion of the taxable period ending on the Closing Date, then the Stockholder Representative Committee may, at the Sellers’ expense, participate in such defense and the Buyer or such applicable Acquired Company shall not compromise or settle such Tax Contest without the consent of the Stockholder Representative Committee which consent shall not be unreasonably withheld, delayed or conditioned.

Section 11.05. Consolidated Returns.

(a) To the extent permitted by applicable Legal Requirements, the Buyer shall include or cause to be included the Company and any of its eligible Subsidiaries in the federal consolidated group of which the Buyer is a member and any analogous state consolidated, combined or unitary group (if applicable) during the period immediately following the Closing Date.

(b) All deductions and other expenses of the Company or any of its eligible Subsidiaries resulting from the payment or accrual of an amount in a pre-Closing taxable period properly treated as occurring or allocable to the day of or prior to the Closing Date for U.S. federal income tax purposes shall be reported consistent with such treatment, unless otherwise required by applicable Legal Requirements, and the Buyer shall not nor shall it cause any of its Affiliates to treat such deductions (or a portion thereof) as occurring after the Closing Date under Treasury Regulation Section 1.1502-76(b) (or any similar provision of state, local or non-US applicable Legal Requirements).

Section 11.06. Tax Sharing Agreements. All Tax sharing agreements or similar Contractual Obligations and all powers of attorney with respect to or involving any Acquired Company will be terminated prior to the Closing and, after the Closing, the Acquired Companies will not be bound thereby or have any Liability thereunder.

Section 11.07. Certain Taxes and Fees. The Stockholder Representative Committee, on the one hand, and the Buyer on the other hand shall be liable for one-half, and shall pay when due, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions (“Transfer Taxes”). Buyer, if the Buyer is responsible for filing Tax Returns and other documentation with respect to a Transfer Tax, and the Stockholder Representative Committee, if the Sellers are responsible for filing Tax Returns and other documentation, shall file all Tax Returns and other documentation with respect to Transfer Taxes that it is required to file under applicable law. If the Buyer is responsible for paying a Transfer Tax under applicable law, the Stockholder Representative Committee will deliver one-half of such Transfer Taxes to Buyer in cash at least two Business Days prior to the date payment is due. If the Sellers are responsible for paying a Transfer Tax under applicable law, the Buyer will deliver one-half of such Transfer Taxes to the Stockholder Representative Committee in cash at least two Business Days prior to the date payment is due.

Section 11.08. Cooperation on Tax Matters. The Buyer, the Acquired Companies, the Stockholder Representative Committee and the Sellers will cooperate fully, as and to the extent reasonably requested by any of the Buyer, the Acquired Companies or the Stockholder Representative Committee, in connection with any Tax matters relating to the Acquired Companies (including by the provision of reasonably relevant records or information with respect to the filing and preparing of Tax Returns and any audit, litigation or other proceeding of any of the Acquired Companies). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other parties.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

If to the Company (prior to the Closing), to:

Habit OPCO, Inc.

205 Portland Street

Boston, MA 02114

Telephone number: (617) 523-2214

Facsimile number: (617) 523-1594

Attention: CEO

with a copy (which shall not constitute notice) to:

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

Facsimile number: (212) 768-6800

Attention: Victor h. Boyajian

If to either of the Buyer (or to the Company after the Closing), to:

CRC Health Corporation

20400 Stevens Creek Blvd, Suite 600

Cupertino, CA 95014

Telephone number: (408) 367-0036

Facsimile number: (408) 367-0030

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Telephone number: (617) 951-7000

Facsimile number: (617) 951-7050

Attention: William M. Shields

If to any of the Sellers, to such Seller in care of the Stockholder Representative Committee, and if to the Stockholder Representative Committee, to:

Christopher Grant, Jr.

Salix Ventures

300 Brickstone Square, Suite 504

Andover, MA 01810

Telephone number: (978) 470-2500

Facsimile number: (615) 665-2912

and

Tom Magaraci

120 Amory Street

Brookline, MA 02446

Telephone Number: (617) 967-5859

with a copy (which shall not constitute notice) to:

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

Facsimile number: (212) 768-6800

Attention: Victor H. Boyajian

Each of the parties to this Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 12.01 to each of the other parties hereto. Rejection or other refusal to accept or the inability to deliver a notice, request, demand, claim or other communication hereunder because of a changed address or changed facsimile number (if a facsimile number had been given) of which no notice was given as herein required shall be deemed to be receipt of the notice, request, demand, claim or other communication sent.

Section 12.02. Succession and Assignment; No Third-Party Beneficiaries. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties (with the Stockholder Representative Committee acting for all of the Sellers), and any attempt to do so will be null and void ab initio; provided, that (i) Buyer may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any liability or obligations hereunder, and (ii) following the Closing, Buyer may assign this Agreement and any or all of its rights, interests or obligations hereunder for collateral security purposes to any Financing Source (that is not an Affiliate of the Buyer) without approval from any other party so long as Buyer is not relieved of any liability or obligations hereunder. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 9.02, 12.02, 12.03, 12.09 and 12.11 (which will be for the benefit of the Persons, including the Financing Sources, set forth therein, and any such Person will have the rights provided for therein). For the avoidance of doubt, it is hereby acknowledged and agreed by the parties hereto that an Indemnified Person that is not party hereto is intended to be an express third party beneficiary of this Agreement.

Section 12.03. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, the Company and the Stockholder Representative Committee (acting for all of the Sellers), or in the case of a waiver, by the party (or in the case of any or all of the Sellers, by the Stockholder Representative Committee) against whom the waiver is to be effective; provided, that Sections 9.02, 12.02, 12.09 and 12.11 and this Section 12.03 may not be amended in a manner adverse to the Financing Sources without their consent. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 12.04. Provisions Concerning the Stockholder Representative Committee.

(a) Appointment. Each Seller hereby irrevocably appoints Christopher Grant, Jr. and Thomas Magaraci as the sole and exclusive agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, the Escrow Agreement and the Contemplated Transactions, with full and exclusive power and authority to act on such Seller’s behalf (each a “Stockholder Representative” and collectively, the “Stockholder Representative Committee”). The

appointment of the Stockholder Representative Committee hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Seller. Without limiting the generality of the foregoing, the Stockholder Representative Committee is hereby authorized, on behalf of the Sellers, to:

(i) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary to effectuate the Closing and consummate the Contemplated Transactions;

(ii) receive and give all notices and service of process, make all filings, enter into all Contractual Obligations, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and Actions, authorize payments in respect of any such claims, disputes or Actions, and take all other actions, in each case, with respect to the matters set forth in Section 2.06, Article X or Article XI or any other Actions directly or indirectly arising out of or relating to this Agreement, the Escrow Agreement or the Contemplated Transactions;

(iii) receive and give all notices, make all decisions and take all other actions on behalf of the Sellers in connection with the escrow account established pursuant to the Escrow Agreement, including giving any instructions or authorizations to the Escrow Agent to pay from such escrow account any amounts owed by the Sellers pursuant to this Agreement or the Escrow Agreement or otherwise in connection with the Contemplated Transactions;

(iv) execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Sellers, any amendment to, or waiver of, any term or provision of this Agreement or the Escrow Agreement, or any consent, acknowledgment or release relating to this Agreement or the Escrow Agreement; and

(v) take all other actions permitted or required to be taken by or on behalf of the Sellers under this Agreement or the Escrow Agreement and exercise any and all rights that the Sellers or the Stockholder Representative Committee are permitted or required to do or exercise under this Agreement or the Escrow Agreement.

(b) Liability. The Stockholder Representative Committee shall not be held liable by any of the Sellers for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Stockholder Representative Committee pursuant to this Agreement, except in the case of the Stockholder Representative Committee’s gross negligence, bad faith or willful misconduct. The Stockholder Representative Committee shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Seller for any action taken or omitted to be taken in good faith based on such advice. The Sellers will jointly and severally indemnify (in accordance with their Pro Rata Percentages) the Stockholder Representatives from any Losses arising out of the Stockholder Representatives serving as the Stockholder

Representative Committee hereunder, except for Losses arising out of or caused by the Stockholder Representative’s gross negligence, bad faith or willful misconduct. The Stockholder Representative Committee is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and the Buyer agree that they will not look to the personal assets of the Stockholder Representative Committee, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder. A decision, act, consent or instruction of both Stockholder Representatives shall constitute a decision of the Stockholder Representative Committee and of all of the Sellers, and shall be final, binding and conclusive upon each Seller. In the event the Stockholder Representatives cannot agree with respect to the taking of any given action, they shall request of the Sellers that held, as of immediately prior to the Closing, a majority of the Shares of the Company that such Sellers direct the Stockholder Representatives as to which action to take and the Stockholder Representatives shall then promptly take such action unanimously as the Stockholder Representative Committee.

(c) Reliance on Appointment; Successor Stockholder Representative Committee. The Buyer and the other Buyer Indemnified Persons may rely on the appointment and authority of the Stockholder Representative Committee granted pursuant to this Section 12.04 until receipt of written notice of the appointment of a successor Stockholder Representative Committee made in accordance with this Section 12.04. In so doing, the Buyer and the other Buyer Indemnified Persons may rely on any and all actions taken by and decisions of the Stockholder Representative Committee under this Agreement and the Escrow Agreement notwithstanding any dispute or disagreement among any of the Sellers or the Stockholder Representative Committee with respect to any such action or decision without any Liability to, or obligation to inquire of, any Seller, the Stockholder Representative Committee or any other Person. Any decision, act, consent or instruction of the Stockholder Representative Committee shall constitute a decision of all the Sellers and shall be final and binding upon each of the Sellers. At any time after the Closing, with or without cause, by a written instrument that is signed in writing by holders of at least a majority-in-interest of the Sellers (determined by reference to their respective Pro Rata Percentages) and delivered to Buyer, the Sellers may remove and designate a successor Stockholder Representative as a member of the Stockholder Representative Committee. If a member of the Stockholder Representative Committee shall at any time resign or otherwise cease to function in its capacity as such for any reason whatsoever, and no successor is appointed by such holders of a majority-in-interest of the Sellers within ten (10) Business Days and there is no other Stockholder Representative then serving on the Stockholder Representative Committee, then all references in this Agreement to the Stockholder Representative Committee will be deemed to refer to holders of a majority-in-interest of the Sellers.

(d) SRC Expenses. The members of the Stockholder Representative Committee shall be entitled to receive reimbursement from any of the Committee Reimbursement Amount held by the Stockholder Representative Committee, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Stockholder Representative Committee in the performance or discharge of its rights and obligations under this Agreement (the “SRC Expenses”). The Committee Reimbursement Amount shall only be used for the payment of the SRC Expenses. Any of the Committee Reimbursement Amount originally deposited with the Stockholder Representative Committee at the Closing or pursuant to Section 2.04(a)(iv) that has not been consumed by the Stockholder Representative Committee pursuant to the terms of this Agreement on or prior to the end of the period in which the Buyer may make claims for indemnification pursuant to Article X or, if later, the date on which all indemnification claims of the Buyer outstanding at the end of such period have been discharged in full, shall be distributed by the Stockholder Representative Committee to the Shareholders and to the Company with respect to the portion payable to the Optionholders for prompt payment to the Optionholders, all in accordance with the Pro Rata Percentages.

Section 12.05. Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto excluding the Confidentiality Agreement. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.

Section 12.06. Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 12.07. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 12.08. Governing Law. This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 12.09. Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Subject to the provisions of Sections 2.06 and 10.04(e), each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in the Southern District of New York, or if such Action may not be brought in federal court, the state courts of the State of New York located in the Borough of Manhattan for the purpose of any Action among any of the parties or Financing Sources relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement, the Contemplated Transactions or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such party shall bring such Action only in the Borough of Manhattan. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each of the parties to this Agreement hereby (i) consents to service of process in any Action among any of the parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.01, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 12.10. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

Section 12.11. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF,

DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY PROCEEDING INVOLVING THE FINANCING SOURCES UNDER THE DEBT COMMITMENT LETTER AND THEIR REPRESENTATIVES AND AFFILIATES), WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 12.12. Non-Recourse. Notwithstanding anything to the contrary contained herein, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as of the date first above written.

BUYER:	CRC HEALTH CORPORATION

	By:	/s/ R. Andrew Eckert
		Name:	R. Andrew Eckert
		Title:	CEO

THE COMPANY:	HABIT HOLDINGS, INC.

	By:	/s/ Thomas Magaraci
		Name:	Thomas Magaraci
		Title:	CEO

STOCKHOLDER REPRESENTATIVE COMMITTEE:

/s/ Christopher Grant, Jr.
Christopher Grant, Jr.

/s/ Thomas Magaraci
Thomas Magaraci

SELLER:	THREE ARCH PARTNERS IV, L.P.

	By:	Three Arch Management IV, L.L.C., Its General Partner

	By:	/s/ Mark Wan
		Name:	Mark Wan
Title:

SELLER:	THREE ARCH ASSOCIATES IV, L.P.

	By:	Three Arch Management IV, L.L.C., Its General Partner

	By:	/s/ Mark Wan
		Name:	Mark Wan
Title:

SELLER:	SALIX AFFILIATES II, L.P.
	By:	Salix Partners II, L.L.C., its General Partner

	By:	/s/ Christopher Grant, Jr.
		Name:	Christopher Grant, Jr.
		Title:	Managing Member

SELLER:	SALIX VENTURES II, L.P.
By: Salix Partners II, L.L.C., its General Partner

	By:	/s/ Christopher Grant, Jr.
		Name:	Christopher Grant, Jr.
		Title:	Managing Member

SELLER:	NEWSPRING VENTURES, L.P.
	By:	Progress Capital II, L.P., its General Partner

By: Progress Capital II, Inc., its General Partner

	By:	/s/ Brian G. Murphy
		Name:	Brian G. Murphy
Title:

SELLER:	COMMERCE HEALTH VENTURES, L.P.
	By:	Commerce Health Capital, L.P., its General Partner

By: Commerce Health GP, LLC, its General Partner

	By:	/s/ Brian G. Murphy
		Name:	Brian G. Murphy
Title:

SELLER:	/s/ Thomas Riley
Thomas Riley

SELLER:	/s/ Thomas Magaraci
Thomas Magaraci

SELLER:	/s/ Michael Kaplan
Michael Kaplan

SELLER:	/s/ Vincent Apruzzese
Vincent Apruzzese

SELLER:	/s/ Richard Keefe
Richard Keefe

SELLER:	/s/ Sharon O’Connor
Sharon O’Connor

SELLER:	/s/ Joanne Forson
Joanne Forson

SELLER:	/s/ Carol Wertheimer
Carol Wertheimer

SELLER:	/s/ Edgar DeMarquez
Edgar DeMarquez

SELLER:	/s/ Malcolm Gormley
Malcolm Gormley

SELLER:	/s/ Christopher Lukonis, M.D.
Christopher Lukonis, M.D.

SELLER:	/s/ Jane Mandly
Jane Mandly

SELLER:	/s/ Lawrence O’Toole
Lawrence O’Toole

SELLER:	/s/ Debby Schmidt
Debby Schmidt

SELLER:	/s/ Nicholas Mazzoni
Nicholas Mazzoni

SELLER:	/s/ John Vinitsky
John Vinitsky

SELLER:	THE ESTATE OF LAWRENCE DAVIES

	By:	/s/ Linda J. Davies
Name:

INDEX TO DEFINED TERMS

THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND

DOES NOT CONSTITUTE A PART OF THE AGREEMENT

Term	Section
Accounting Firm	2.06(e)
Agreement	Preamble
Assets	3.09(a)
Audited Balance Sheet	3.06(a)(i)
Audited Balance Sheet Date	3.06(a)(i)
Audited Financials	3.06(a)(i)
Base Purchase Price	2.02(a)
Breach	9.02(b)
Buyer	Preamble
Buyer Fundamental Representations	10.02(b)(i)
Buyer Indemnified Person	10.01(a)
Buyer	Preamble
Cap	10.01(b)(i)
Closing	2.03
Committee Reimbursement Amount	2.04(a)(iv)
Common Shares	Recitals
Common Stock	Recitals
Company	Preamble
Company Plan	3.14(a)
Company Registrations	3.11(c)
Company Stock Plans	2.05(a)
Convertible Preferred Shares	Recitals
Convertible Preferred Stock	Recitals
Current Liability Policies	3.20
Debt Commitment Letter	5.05
Dispute Notice	2.06(d)
Dispute Submission Notice	2.06(e)
Estimated Closing Balance Sheet	2.06(a)
Estimated Closing Statement	2.06(a)
Estimated Post-Signing Lowell EBITDA Statement	6.15(b)
Estimated Pre-Signing Lowell EBITDA Statement	6.15(a)
Estimated Purchase Price	2.06(b)
Federal health care programs	3.12(a)(ii)
Final Closing Balance Sheet	2.06(e)
Final Closing Statement	2.06(e)
Final Post-Signing Lowell EBITDA Statement	6.15(c)
Final Pre-Signing Lowell EBITDA Statement	6.15(c)

Term	Section
Financials	3.06(a)(ii)
Financing	5.05
Inbound IP Contracts	3.11(d)
Interim Financials	3.06(a)(ii)
IP Contracts	3.11(d)
Leased Real Property	3.10(a)
Lender	5.05
Liability Policies	3.20
Losses	10.01(a)
Material Company Contract	3.16(b)
Most Recent Balance Sheet	3.06(a)(ii)
Most Recent Balance Sheet Date	3.06(a)(ii)
New Commitments	6.10(a)(iii)
Non-Compete Business	6.09(a)
Non-Recourse Party	12.12
Optionholders	Preamble
Options	Recitals
Outbound IP Contracts	3.11(d)
Pre-Closing Tax Period	11.01
Preferred Shares	Recitals
Preferred Stock	Recitals
Proposed Final Closing Balance Sheet	2.06(c)
Proposed Final Closing Statement	2.06(c)
Purchase Price	2.02
Real Property Leases	3.10(a)
Redeemable Preferred Shares	Recitals
Redeemable Preferred Stock	Recitals
Rights Agreement	6.12
Scheduled Intellectual Property Rights	3.11(c)
Securities	Recitals
Seller Indemnified Person	10.02(a)
Sellers	Preamble
Shareholders	Preamble
Shares	Recitals
Specified Representations	10.01(b)(i)
SRC Expenses	12.04(d)
Stockholder Representative	12.04(a)
Stockholder Representative Committee	12.04(a)
Stockholders’ Agreement	6.12
Stockholders’ Arrangements	6.12
Straddle Period	11.02
Termination Date	9.01(c)
Termination Fee	9.02(b)
Third Party	10.04(a)
Third Party Claim	10.04(a)
Threshold	10(b)(i)
Transfer Taxes	11.07
Winchester Lease	6.14

96

EXHIBIT A

None.

97

EXHIBIT B

[FORM OF ESCROW AGREEMENT]

98

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of [—],by and among CRC Health Corporation, a Delaware corporation (“Buyer”), the Stockholder Representative Committee (as defined in the Stock Purchase Agreement (as defined below)) (the “Committee”, and collectively with the Buyer, each sometimes referred to herein individually as a “Party” and collectively as the “Parties”), and Citibank, N.A. (the “Escrow Agent”).

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of [—] (as amended, modified, supplemented or restated from time to time, the “Stock Purchase Agreement”), by and among the Buyer, Habit Holdings, Inc., the holders of securities of Habit Holdings, Inc. listed on annex I thereto (the “Sellers”), and the Committee, the parties thereto have agreed to establish an escrow arrangement for the purposes set forth therein. All capitalized terms used but not defined in this Agreement shall have the respective meaning ascribed to such terms in the Stock Purchase Agreement.

WHEREAS, pursuant to the terms of the Stock Purchase Agreement, and in connection with the transactions contemplated thereby, the Buyer is required to deposit into the segregated escrow account established by the Escrow Agent hereunder to hold in the Escrow Account (as hereinafter defined) an aggregate amount in cash equal to the Escrow Amount (as hereinafter defined) and the Parties wish such deposit to be subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Appointment. The Parties hereby appoint the Escrow Agent as the escrow agent for the purposes set forth in the Stock Purchase Agreement and as set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.	Fund. At the Closing, the Buyer shall deposit, or shall cause to be deposited, with the Escrow Agent, cash in the amount of $5,800,000 (the “Escrow Amount”), by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent no fewer than two (2) Business Days prior to the Closing Date (the “Escrow Account”).

3.	Investment of Fund.

a.

The Escrow Agent shall hold the Escrow Amount and shall invest and reinvest the Escrow Amount and the proceeds thereof (the “Escrow Fund”) in any one of the following: (1) the Citibank Market Deposit Account (the “MDA”), a dollar for dollar interest bearing deposit account insured up to the applicable limits by the

99

Federal Deposit Insurance Corporation (the “FDIC”), or (2) a “noninterest-bearing transaction account” insured up to the applicable limits by FDIC, or similar investment offered by the Escrow Agent, unless otherwise instructed in writing by the Parties and as shall be reasonably acceptable to the Escrow Agent. In the absence of written instructions from the Parties, the Escrow Fund shall be invested in option (2) as listed herein. The MDA has rates of compensation that may vary from time to time based upon market conditions. The Parties recognize and agree that instructions to make any other investment (an “Alternative Investment”), must be in writing and executed by an Authorized Representative (as defined in Section 4 below) of each Party, and shall specify the type and identity of the investments to be purchased and/or sold but shall only be permitted if the Escrow Agent can accommodate such Alternative Investment. The Escrow Agent shall have no obligation to invest or reinvest the Escrow Fund held in the Escrow Account until the following Business Day (as hereinafter defined) if all or a portion of the Escrow Fund is deposited with the Escrow Agent after 12:00 p.m. New York City time. Requests or instructions received after 12:00 p.m. New York City time by the Escrow Agent to liquidate all or any portion of the escrowed property will be treated as if received on the following Business Day in New York. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including, without limitation, charging any applicable agency fee in connection with each transaction. The Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein, and the Escrow Agent shall not have any liability for any loss in an investment made pursuant to the terms of this Agreement, except to the extent that such loss results, in whole or in part, from the Escrow Agent’s fraud, bad faith, willful misconduct or gross negligence. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties. The Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative (as hereinafter defined) of each of the Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund, except to the extent that such loss results, in whole or in part, from the Escrow Agent’s fraud, bad faith, willful misconduct or gross negligence. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

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The Parties acknowledge that non-deposit investment products are not obligations of, or guaranteed, by Citibank/Citigroup or any of its affiliates, are not FDIC insured and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States are subject to FDIC insurance. The Escrow Agent is authorized, for any securities at any time held hereunder, to register such securities in the name of its nominee(s) or the nominees of any securities depository, and such nominee(s) may sign the name of any Party to whom or to which such securities belong and guarantee such signature in order to transfer securities or certify ownership thereof to tax or other governmental authorities.

b.	The Buyer shall be treated as the owner of the Escrow Fund for income tax purposes, and will report all income, if any, that is earned on, or derived from, the Escrow Fund (such income, the “Escrow Interest”) as the income of the Buyer in the taxable year in which income is properly includable. An executed form W-9 for the Buyer is being provided to the Escrow Agent upon execution of this Agreement. The Buyer shall be responsible for paying taxes (including any penalties and interest thereon) on all Escrow Interest and for filing all necessary tax returns with respect to such income. The Escrow Agent shall not have any obligation to file or prepare any tax returns or to prepare any other reports for any taxing authorities concerning the matters covered by this Agreement; provided, that for each tax year in which Escrow Interest is earned, the Escrow Agent shall timely prepare and promptly deliver appropriate forms 1099 for the Buyer. The Buyer shall receive a distribution from the Escrow Interest equal to 40% of the Escrow Interest earned during a calendar year (x) within a commercially reasonable time after the end of such calendar year and (y) upon or immediately prior to the eighteen month anniversary of the Closing Date with respect to the calendar year which includes the eighteen month anniversary of the Closing Date.

c.

All investments of the Escrow Fund shall be registered and held in the name of the Escrow Agent, as the Escrow Agent for the Parties. The Escrow Agent will send account statements to each of the Parties on a monthly basis reflecting activity (including a list of all investments) with respect to the Escrow Funds for the preceding month. Although the Parties each recognize that they may obtain a broker confirmation or written statement containing comparable information at no additional cost, the Parties hereby agree that confirmations of permitted investment transactions are not required to be issued by the Escrow Agent for each month in which a monthly account statement is rendered. The Parties agree to notify the Escrow Agent of any errors, delays or other problems within thirty (30) calendar days after receiving notification that a transaction has been executed. If it is determined that any transaction was delayed or erroneously executed as a result of the Escrow Agent’s error, the Escrow Agent’s sole obligation is to pay or refund such amounts as may be required by applicable law. In no event shall the Escrow Agent be responsible for any incidental or

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consequential damages or expenses in connection with the instruction. Any claim for interest payable will be at the Escrow Agent’s published savings account rate in effect in New York, New York.

d.	This Escrow Agreement, the duties of the Escrow Agent and the Escrow Account shall automatically terminate upon the payment in full by the Escrow Agent of the entire Escrow Fund as directed herein.

4.	Disposition.

a.	Normal Distributions of Escrow Amount.

i.	The Buyer and the Committee may at any time jointly deliver to the Escrow Agent a certificate in substantially the form of Exhibit A attached hereto (each, a “Joint Release Notice”) instructing the Escrow Agent to distribute all or a portion of the Escrow Fund, executed by each Party as evidenced by the signatures of one of the persons listed as such Party’s authorized representative on Schedule 1 hereto (each such person, an “Authorized Representative”). Within three (3) Business Days after the date on which the Escrow Agent receives an executed Joint Release Notice, the Escrow Agent shall disburse the portion of the Escrow Fund set forth in the Joint Release Notice to the persons or accounts designated on such Joint Release Notice, subject to Section 4(c). As used in this Agreement “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed.

ii.

In the event that a Buyer Indemnified Person determines that any amount is payable to it pursuant to Article X of the Stock Purchase Agreement and is making a claim thereunder, the Buyer may deliver written notice to the Escrow Agent and the Committee (each a “Buyer Release Notice”) requesting that the Escrow Agent distribute all or a portion of the Escrow Fund to the Buyer Indemnified Person or a third-party designated by the Buyer, as the case may be, in satisfaction of such claim and setting forth the amount requested to be released and emailing a copy of any required notice of claim (with a copy sent to the Escrow Agent in accordance with Section 9 hereto) required under the Stock Purchase Agreement (the “Distribution Request Amount”). If, within twenty (20) calendar days after the date on which the Escrow Agent and the Committee receive such Buyer Release Notice (the “Representative Review Period”), the Buyer and the Escrow Agent have not received from the Committee a notification stating that the Committee disputes all or a portion of the matters or amounts (a “Disputed Claim”) described in the Buyer Release Notice (the “Dispute Notice”), then, on the next Business Day following the last day of the Representative Review Period, the Escrow Agent shall disburse to the Buyer Indemnified Person or to a third-party designated by

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the Buyer the Distribution Request Amount. If the Escrow Agent receives a Dispute Notice within the Representative Review Period, then Section 4(b) hereof shall apply.

b.	Disputed Distributions of Escrow Amount.

i.	If a Dispute Notice is delivered by the Committee within the Representative Review Period, then for the twenty (20) calendar day period immediately following the date of such notice, the Buyer and the Committee shall attempt to settle the Disputed Claim by consultation and negotiation with each other before taking any other action. The Escrow Agent shall be under no duty to institute or defend any proceedings in the prosecution of any Disputed Claim and none of the costs and expenses of any such proceedings shall be borne by the Escrow Agent.

ii.	If a Dispute Notice is delivered by the Committee within the Representative Review Period, then the Escrow Agent shall, upon receipt of the Dispute Notice distribute the amount not in dispute to the Buyer Indemnified Person or a third-party designated by the Buyer and retain the amount (the “Disputed Amount”) set forth in the related Buyer Release Notice until the earlier to occur of the following: (A) the Committee and the Buyer jointly direct the disbursement of the Disputed Amount or any portion thereof by delivering a Joint Release Notice to the Escrow Agent or (B) the Escrow Agent receives a certified copy of a final non-appealable judgment of a court of competent jurisdiction (a “Judgment”) awarding the Disputed Amount or any portion thereof to the Buyer Indemnified Person or the Committee, as the case may be; provided that only the amount awarded to the Buyer Indemnified Person shall be distributed, and any amount which was previously part of the Distribution Request Amount which is not distributed to the Buyer Indemnified Person shall be considered Escrow Fund; except, that if any amounts not distributed to the Buyer would have, but for being Disputed Amounts, previously been distributed to the Committee, then such amounts shall be distributed to the Committee immediately. The Escrow Agent shall be entitled to receive and may conclusively rely upon an opinion of counsel to the presenting party to the effect that a judgment is final and non-appealable and from a court of competent jurisdiction for purposes of this Section 4(b) and Section 4(c). Upon receipt of such Joint Release Notice or on the tenth (10th) Business Day after receipt of such Judgment, the Escrow Agent shall disburse the Disputed Amount or any portion thereof as required by such Joint Release Notice or Judgment, as the case may be. Any Judgment presented to the Escrow Agent by either Party shall contain a cover signed by an Authorized Representative for such Party and shall contain appropriate payment instructions to be utilized by the Escrow Agent.

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c.	Scheduled Distributions of Escrow Fund.

i.	On the eighteen month anniversary of the Closing Date (the “Claims End Date”), the Escrow Agent shall distribute to the Sellers, at the direction of the Committee, the entire remaining amount of the Escrow Fund less (A) the aggregate of all remaining Disputed Amounts as of the Claims End Date and (B) any Distribution Request Amount that is still subject to the Representative Review Period (the sum of (A) and (B) being the “Pending Disbursement Amount”). For the avoidance of doubt, to the extent that any portion of the Escrow Fund is to be released to the Optionholders, such amount shall be distributed to Habit Opco, Inc. for prompt payment by Habit Opco, Inc. to such Optionholders through payroll (and subject to applicable withholding).

ii.	The Pending Disbursement Amount shall be held by the Escrow Agent in accordance with the terms of this Agreement until the earlier to occur of the following: (A) in the case of any amount set forth in Section 4(c)(i)(B), the expiration of the Representative Review Period, at which point (x) such amount (or any portion thereof) shall become a Disputed Amount and thus included in the Pending Disbursement Amount to the extent it (or any portion thereof) becomes a Disputed Amount in accordance with Section 4(b)(ii) and (y) such amount (or any portion thereof) which does not become a Disputed Amount in accordance with Section 4(b)(ii) shall be distributed to the Buyer Indemnified Person or a third party designated by the Buyer upon the earlier of (1) the Escrow Agent’s receipt of the applicable Dispute Notice and (2) the end of the applicable Representative Review Period; or (B) in the case of any amount set forth in Section 4(c)(i)(A), (1) the Committee and the Buyer jointly direct the disbursement of the Disputed Amount or any portion thereof by delivering a Joint Release Notice to the Escrow Agent or (2) the Escrow Agent receives a certified copy of a final non-appealable Judgment from a court of competent jurisdiction awarding the Disputed Amount or any portion thereof to the Buyer or the Committee, on behalf of the Sellers. The Escrow Agent shall deliver a copy of the Judgment to the Committee and the Buyer. Upon receipt of such Joint Release Notice or on the tenth (10th) Business Day after receipt of such Judgment, the Escrow Agent shall disburse the disputed Disbursement Amount or any portion thereof as required by such Joint Release Notice or Judgment, as the case may be.

d.	Escrow Interest.

i.	Notwithstanding anything to the contrary contained herein, all Escrow Interest shall be held in escrow by the Escrow Agent in accordance with the terms of this Agreement and distributed as follows: a portion of Escrow Interest shall be distributed in accordance with Section 3(b) and thereafter, contemporaneously with the distribution by the Escrow Agent of any portion of the Escrow Fund, the Escrow Agent shall include in such distribution the accrued Escrow Interest (reduced by Escrow Interest distributed to the Buyer under Section 3(b)), if any, attributable to the portion of the Escrow Fund so distributed.

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5.

Escrow Agent. The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent has no knowledge of, nor any requirement to comply with, the terms and conditions of any other agreement between the Parties, nor shall the Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the actions of the Escrow Agent. The Escrow Agent may conclusively rely upon any instructions, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any Party without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment or order delivered in accordance with Section 10 believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s fraud, gross negligence or willful misconduct was the cause of any direct loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event the Escrow Agent receives instructions, claims or demands from any Party hereto which conflict with the provisions of this Agreement, or if the Escrow Agent receives conflicting instructions from the Parties, the Escrow Agent shall be entitled either to (a) refrain from taking any action until it shall be given a joint written direction executed by Authorized Representatives of the Parties which eliminates such conflict or by a final court order or (b) file an action in interpleader. The Escrow Agent shall have no duty to solicit any payments that may be due to it or to the Escrow Fund, including, without limitation, the Escrow Amount nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel, except to the extent that such loss results, in whole or in part, from the Escrow Agent’s fraud, bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for or under, or chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between/among the parties hereto,

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except as may be specifically provided in this Agreement. This Agreement sets forth all of the obligations of the Escrow Agent, and no additional obligations shall be implied from the terms of this Agreement or any other agreement, instrument or document.

6.	Resignation and Removal; Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties. The Parties may remove the Escrow Agent at any time, with or without cause, by giving the Escrow Agent thirty (30) calendar days advance notice in writing signed by all the Parties. The Escrow Agent’s sole responsibility after such thirty (30) calendar day notice period expires shall be to hold the Escrow Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated in writing by the Parties, or in accordance with the directions of a final court order, at which time of delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. If, prior to the effective resignation or removal date, the Parties have failed to appoint a successor escrow agent, or to instruct the Escrow Agent in writing to deliver the Escrow Fund to another person as provided above, at any time on or after the effective resignation or removal date, the Escrow Agent may interplead the Escrow Fund with a court of competent jurisdiction. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of the Escrow Agent. The Escrow Agent shall deliver the Escrow Fund to any appointed successor escrow agent, at which time the Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7.	Compensation. The Parties jointly and severally agree to pay the Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, shall be as described in Schedule 2 attached hereto; provided, that each of the Buyer on the one hand and the Committee on the other hand hereby agree between such Parties to pay fifty percent (50%) of the aggregate amount of any such expenses. Each of the Parties, jointly and severally, agrees to reimburse the Escrow Agent on demand for such legal fees, disbursements and expenses and in addition, the Escrow Agent shall have the right to reimburse itself for such fees, disbursements and expenses from the property held in escrow hereunder.

8.

Indemnification and Reimbursement. The Parties agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the reasonable and documented out of pocket fees and reasonable and documented out of pocket expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”), arising out of or in connection with (a) the Escrow Agent’s performance of this Agreement,

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except to the extent that such Losses are determined by a court of competent jurisdiction through a final order to have been caused by the fraud, gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) the Escrow Agent’s following any instructions or directions, whether joint or singular, from the Parties received in accordance with this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction through a final order to have been caused by the fraud, gross negligence, willful misconduct, or bad faith of such Indemnitee; provided, that the Buyer on the one hand and the Committee on the other hand hereby agree between such Parties to pay fifty percent (50%) of the aggregate amount of any such indemnification claims. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, fees, expenses and amounts due to the Escrow Agent or an Indemnitee, that have not been paid within forty five (45) days from the date of the invoice in question from amounts on deposit in the Escrow Account. The obligations set forth in this Section 8 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

9.	Notices. All communications hereunder shall be in writing or set forth in a PDF attached to an email or sent via facsimile, and all instructions from a Party or the Parties to the Escrow Agent shall be executed by an Authorized Representative, and shall be deemed to be delivered in accordance with the terms of this Agreement (a) on the first Business Day following the day of delivery by facsimile or email, if delivered by facsimile or email or (b) when actually received, if delivered by hand, by certified mail return receipt requested, or by courier or express delivery service (with receipt showing signature) to the appropriate fax number, email address, or notice address set forth for each party hereto as follows:

If to the Buyer:	CRC Health Corporation
20400 Stevens Creek Boulevard, Suite 600
Cupertino, CA 95014
Attention: Pam Burke
Facsimile: (408) 367-0030
Email:

with a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attention: William M. Shields
Facsimile: (617) 235-0509
Email: william.shields@ropesgray.com

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If to the Committee:	Christopher Grant, Jr.
Salix Ventures
300 Brickstone Square, Suite 504
Andover, MA 01810
Facsimile: (615) 665-2912
Email: cgrant@salixventures.com

and

Tom Magaraci
120 Amory Street
Brookline, MA 02446
Facsimile:
Email: tom_mag@comcast.net

with a copy to:	Dentons US LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Victor H. Boyajian
Facsimile: (212) 768-6800
Email:

If to the Escrow Agent:	Citibank, N.A.
Citi Private Bank
153 East 53rd Street, 21st Floor
New York, New York 10022
Attention: William T. Lynch
Facsimile: (212) 783-7131
Email: William.lynch@citi.com

Any Party may provide notice pursuant to this Section 9 of any change in address or Authorized Representative, as appropriate. If transfer instructions for the Escrow Fund are given (other than in writing at the time of execution of this Agreement), in writing in accordance with this Agreement, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated in Schedule 1 attached hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. The persons and telephone numbers for call backs may be changed only in writing actually received by the Escrow Agent.

10.

Compliance with Court Orders. In the event that any of the Escrow Fund shall be attached, garnished, levied upon, or otherwise be subject to any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such orders so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow

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Agent obeys or complies with any such order it shall not be liable to any of the Parties or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated.

11.	Miscellaneous.

a.	The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by the Escrow Agent and each of the Parties.

b.	Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of the Escrow Agent and the other Party.

c.	This Agreement shall be governed by and construed under the laws of the State of New York. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity.

d.	None of the Buyer, the Committee or the Escrow Agent shall be liable to any other Party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

e.	This Agreement and any joint written instructions from the Parties may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. All signatures of the Parties to this Agreement may be transmitted by facsimile, or other electronic method, and such facsimile, or other electronic method, will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces, and will be binding upon such Party.

f.	If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

g.	Nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties and their respective permitted assignors and successors any legal or equitable right, remedy, interest or claim under or in respect of the Escrow Fund or this Agreement.

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h.	Waiver of Jury Trial. EACH PARTY AND THE ESCROW AGENT WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE RESPECTING ANY MATTER ARISING UNDER THIS AGREEMENT.

i.	No printed or other material in any language, including prospectuses, notices, reports, and promotional material that mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any Parties, or on such Party’s behalf, without the prior written consent of the Escrow Agent.

j.	Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, each of the Parties acknowledges that Section 326 of the USA PATRIOT Act and the Escrow Agent’s internal policies require the Escrow Agent to follow reasonable procedures to verify the identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with, and consent to the Escrow Agent obtaining from third parties, any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

CRC HEALTH CORPORATION

By:
	Name:	Pam Burke
	Title:	General Counsel and Secretary

STOCKHOLDER REPRESENTATIVE COMMITTEE

Christopher Grant, Jr.

Thomas Magaraci

CITIBANK, N.A.

By:
Name:
Title:

Citi Private Bank is a business of Citigroup Inc. (“Citigroup”), which provides its clients access to a broad array of products and services available through bank and non-bank affiliates of Citigroup. Not all products and services are provided by all affiliates or are available at all locations. In the U.S., brokerage products and services are provided by Citigroup Global Markets Inc. (“CGMI”), Member SIPC. CGMI and Citibank, N.A. are affiliated companies under the common control of Citigroup.

Custody Services are provided by Citibank, N.A.

Citigroup subsidiaries may compensate affiliate companies and/or their representatives for providing products and services to clients.

Citi and Citi with Arc Design are trademarks and service marks of Citigroup Inc. and its affiliates and are used and registered throughout the world.

INVESTMENTS ARE NOT BANK DEPOSITS, ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL ENTITY, ARE NOT OBLIGATIONS OF OR GUARANTEED BY CITIBANK OR CITIGROUP OR ANY OF THEIR RESPECTIVE AFFILIATES, AND INVOLVE INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL AMOUNT INVESTED.

©2013 Citigroup Inc. All rights reserved.

Citibank, N.A. Member FDIC

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EXHIBIT A

FORM OF JOINT RELEASE NOTICE

To: Citibank, N.A.,

as Escrow Agent

153 East 53rd Street, 21st Floor

New York, NY 10022

Attn: William T. Lynch

This certificate is issued as of the      day of         , [            ], pursuant to Section 4 of that certain Escrow Agreement dated as of February 28, 2014, as may be amended and/or restated from time to time (the “Escrow Agreement”) by and among CRC Health Corporation, a Delaware corporation (“Buyer”), the Committee (as defined in the Escrow Agreement, and the Committee collectively with the Buyer, each sometimes referred to herein individually as a “Party” and collectively as the “Parties”), and Citibank, N.A. (the “Escrow Agent”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Escrow Agreement.

The Parties to this certificate jointly instruct the Escrow Agent to pay to [the Buyer / the Committee] an amount equal to $         out of the Escrow Amount by wire transfer to:

[Insert wire instructions]

The Parties acknowledge that to the extent that any portion of the Escrow Fund is directed to be released to the Optionholders (as defined in the Stock Purchase Agreement), such amount shall be distributed to Habit Opco, Inc.(“Opco”) for prompt payment by Opco to such Optionholders through payroll (and subject to applicable withholding).

Each of the undersigned hereby represents and warrants that it has been authorized to execute this certificate. This certificate may be signed in counterparts.

BUYER:

CRC HEALTH CORPORATION

By:
Name:
Title:

COMMITTEE:

Name:	Christopher Grant, Jr.

Name:	Thomas Magaraci

EXHIBIT C

12.	Each Acquired Company is validly existing and in good standing in its jurisdiction of organization or incorporation, as applicable.

13.	The Company has the corporate power to execute, deliver and perform the Agreement.

14.	The Agreement has been duly authorized, executed and delivered.

15.	The Agreement is a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

16.	The execution, delivery and performance by the Company of the Agreement does not conflict with the Certificate of Incorporation or By-Laws of the Company.